UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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THE RYLAND GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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THE RYLAND GROUP, INC.

3011 Townsgate Road, Suite 200

Westlake Village, California 91361

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. (“Ryland”) will be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on April 25, 2012, at 8:00 a.m., local time, for the following purposes:

1.     To elect seven Directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and shall qualify.

2.     To approve the compensation program for Ryland’s named executive officers with an advisory vote.

3.     To ratify the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

4.     To act upon other business properly brought before the meeting.

Stockholders of record at the close of business on February 14, 2012 are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

By Order of the Board of Directors

TIMOTHY J. GECKLE
Secretary

March 12, 2012

TABLE OF CONTENTS

General Information	1
Election of Directors (Proposal No. 1)	2
Information Concerning the Board of Directors	5
Guidelines on Significant Corporate Governance Issues	5
Leadership Structure	5
Independence of the Board of Directors	5
Risk Oversight	6
Board Committees	6
Policies of the Board	7
Retirement and Tenure Policy	7
Procedures for Stockholder and Other Communications to the Board of Directors	7
Director Stock Ownership and Retention Requirements	7
Frequency of the Advisory Vote on Executive Compensation	7
2011 Director Compensation	8
Audit Committee Report	9
Security Ownership of Certain Beneficial Owners and Management	11
Compensation Discussion and Analysis	13
Benchmarking Against our Homebuilding Peer Group	13
2011 Financial and Operating Highlights and Accomplishments	13
Comparative Total Shareholder Return Performance	14
Year-Over-Year Change in CEO Pay and Ryland’s Stock Price	15
Executive Compensation Elements	15
Our Executive Compensation Practices	16
2011 Performance Measurements	17
Actions Resulting from Ryland’s 2011 “Say-on-Pay” Vote	17
2012 Executive Compensation Program	18
Independent Compensation Benchmarking	18
Risk Oversight and Control	18
Base Salary	18
Annual Bonus Incentives	19
Long-Term Incentives	20
Equity Incentive Awards	20
Retention Incentive Awards	21
Retirement	22

Personal Health and Services Allowance	22
Senior Executive Severance Agreements	23
Indemnification Agreements	23
Securities Trading Policy	23
Clawback Policy	24
Dividend Equivalent Deferral Policy	24
No Repricing or Replacing “Underwater” Stock Options	24
Policy Regarding Extraordinary Retirement Benefits for Senior Executives	24
Policy Regarding Stockholder Approval of Severance Agreements	25
Policy with Respect to the $1 Million Deduction Limit	26
Compensation Committee Report	27
Summary Compensation Table	28
Grants of Plan-Based Awards in 2011	30
Discussion of Compensation Agreements and Plans	32
Annual Bonuses for Executive Officers	32
Ryland Retention Incentive Award Plan	32
Equity Incentive Plan	33
Outstanding Equity Awards at December 31, 2011	34
Option Exercises and Stock Vested in 2011	35
2011 Pension Benefits	36
2011 Nonqualified Deferred Compensation	37
Potential Payments Upon Termination or Change of Control	38
Potential Payments under Mr. Nicholson’s CEO Severance Agreement	38
Potential Payments under Senior Executive Severance Agreements	39
Advisory Vote on Executive Compensation (Proposal No. 2)	42
Ratification of Independent Registered Public Accounting Firm (Proposal No. 3)	44
Section 16 (A) Beneficial Ownership Reporting Compliance	45
Stockholders’ Proposals and Communications with Directors	45
Other Matters	45

PROXY STATEMENT

The enclosed proxy is being solicited by The Ryland Group, Inc. (“Ryland”) for use at the Annual Meeting of Stockholders on April 25, 2012. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 15, 2012. Ryland’s Annual Report on Form 10-K for the year ended December 31, 2011 is enclosed with this Proxy Statement. If a proxy is properly executed and received by Ryland prior to voting at the meeting, the shares represented by the proxy will be voted in accordance with the instructions contained on the proxy. In the absence of instructions, the shares will be voted FOR the election of Directors, the approval of the compensation program for Ryland’s named executive officers, and the appointment of Ernst & Young LLP as Ryland’s accounting firm for 2012. A proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Secretary of Ryland a notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

The election of Directors requires a plurality of the votes cast with a quorum present. For the election of Directors, abstentions and broker non-votes are not votes cast and have no effect on the plurality vote required.

The votes that stockholders cast “for” must exceed the votes stockholders cast “against” to approve the compensation program for Ryland’s named executive officers with an advisory vote. Because this vote is advisory, it is not binding on the Board of Directors or Ryland. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions and broker non-votes will not be considered votes cast for the foregoing purposes.

Ratification of Ernst & Young LLP as Ryland’s independent registered public accounting firm for the fiscal year ending December 31, 2012, requires the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purposes.

Ryland will utilize the services of Georgeson Inc. in the solicitation of proxies for this Annual Meeting of Stockholders for a fee of $7,750, plus expenses. Ryland may also solicit proxies by mail, personal interview or telephone by officers and other management employees of Ryland, who will receive no additional compensation for their services. The cost of solicitation of proxies is borne by Ryland. Arrangements will be made by Ryland for the forwarding to beneficial owners, at Ryland’s expense, of soliciting materials by brokerage firms and others.

Only stockholders of record at the close of business on February 14, 2012 are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of Ryland entitled to vote at the meeting are shares of Common Stock. There were 44,434,020 shares of Common Stock outstanding as of the close of business on February 14, 2012. Ryland’s Common Stock does not have cumulative voting rights. Holders of Common Stock are entitled to one vote per share on all matters. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting.

Please read this important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on April 25, 2012. This Proxy Statement and proxy as well as the Annual Report on Form 10-K for the year ended December 31, 2011, are available at http://investor.shareholder.com/ryl/sec.cfm.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Directors listed below (seven in number) are nominated for election to hold office until the next Annual Meeting of Stockholders or until the election and qualification of their successors. The proxies solicited, unless directed to the contrary, will be voted FOR the seven Directors named below.

Management has no reason to believe that any nominee is unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

The nomination process for Directors is supervised by Ryland’s Nominating and Governance Committee. The Committee seeks out appropriate candidates to serve as Directors of Ryland, and the Committee interviews and examines Director candidates and makes recommendations to the Board regarding candidate selection. Once the Committee has selected appropriate candidates for election as a Director, it presents the candidates to the full Board of Directors for election if the selection occurs during the course of the year, or for nomination if the Director is elected by the stockholders. Directors are nominated each year for election by the stockholders and are included in Ryland’s Proxy Statement.

Ryland’s Bylaws provide the procedure for stockholders to make Director nominations. A nominating stockholder must give appropriate notice to Ryland of the nomination not less than 75 days prior to the date of the Annual Meeting of Stockholders. If less than 100 days’ notice of the date of the Annual Meeting of Stockholders is given by Ryland, then Ryland must receive notice of the nomination not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2013 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April 2013, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with Ryland’s Bylaws. The stockholders’ notice shall set forth, as to

(a)       each person whom the stockholder proposes to nominate for election as a Director:

•                  name, age, business address and residence address of the person,

•                  the principal occupation or employment of the person,

•                  the number of shares of Ryland stock which are beneficially owned, if any, by the person, and

•               any other information relating to the person which is required to be disclosed in solicitations for proxies for the election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor act or regulation; and

(b)       the stockholder giving the notice:

•                  the name and record address of the stockholder, and

•                  the number of shares of Ryland stock which are beneficially owned by the stockholder.

Ryland may require any proposed nominee to furnish such other information as may be reasonably required by Ryland to determine the qualifications of such proposed nominee to serve as a Director of Ryland.

Set forth below is information regarding the Directors nominated for election at the Annual Meeting of Stockholders, including background information and information regarding the specific experience, qualifications, attributes and skills that support the conclusion that these nominees should serve as Directors of Ryland.

Name, Age and Year in
which First Elected a Director	Principal Occupation for Five Prior Years and Other Information

William L. Jews 60 (1995)

Chairman of the Board of Directors of Ryland; President and Chief Executive Officer of CareFirst Blue Cross Blue Shield until 2006; and Director of Choice Hotels International, Inc., Fortress International Group Inc., Camden Learning Corporation and KCI Technologies Inc.

Mr. Jews was instrumental in the expansion and growth of CareFirst Blue Cross Blue Shield in the Mid-Atlantic markets that it served which led it to generate over $6 billion in annual revenue. As President and Chief Executive Officer, Mr. Jews led this successful and complex health insurance administrator and servicer during a time of numerous business, market and regulatory challenges. He serves on the Board of a leading national hotel chain, Choice Hotels International, as well as having served as a Director for a nationally recognized leader in credit-related services, MBNA Corporation. His experience on several Boards provides him with a broad range of experience and knowledge which is relevant to his current role as Chairman of Ryland’s Board of Directors.

Mr. Jews is Chairman of the Board of Directors and a member of the Compensation and Nominating and Governance Committees.

Ned Mansour 63 (2000)	President of Mattel, Inc. until 2000.

Mr. Mansour served as President of Mattel, Inc., a worldwide leader in the design, manufacture and marketing of family products, until his retirement in March 2000. He joined Mattel in 1978 as an attorney and held numerous positions before becoming President, including President of Corporate Operations, President of Mattel USA, Chief Administrative Officer, and Executive Vice President and General Counsel. Mr. Mansour previously served as a member of the Board of Directors of Mattel, Inc., Big Lots, Inc., a national retailer, and Blue Nile, Inc., a leading online retailer of diamonds and fine jewelry. With his legal, operational and managerial experience, Mr. Mansour brings an informed insight and understanding to Ryland’s Board and the work of its various committees.

Mr. Mansour is Chairman of the Nominating and Governance Committee and a member of the Audit Committee.

Robert E. Mellor 68 (1999)

Chairman of the Board of Directors and Chief Executive Officer of Building Materials Holding Corporation until 2010; Chairman of the Board of Directors of Coeur d’Alene Mines Corporation and Lead Director of Monro Muffler Brake, Inc.

As Chairman and CEO of Building Materials Holding Corporation, Mr. Mellor headed a corporation that was a key supplier of labor and materials to the homebuilding industry. As a result, Mr. Mellor has a significant knowledge of Ryland’s core homebuilding business and the challenges we face in the markets that drive our business results. As a result of the downturn in the building materials industry, Building Materials Holding Corporation went through a Chapter 11 restructuring in 2009 and emerged from the restructuring in 2010. Mr. Mellor is no longer an officer or director of Building Materials Holding Corporation. Mr. Mellor previously was of counsel with the leading national law firm of Gibson, Dunn & Crutcher, LLP and, therefore, has a valuable knowledge and understanding of the legal issues and regulatory complexities that Ryland must address as a publicly traded homebuilder. As the Chairman of the Board and Lead Director of two well recognized companies, he provides expertise to our Board in the ever-changing landscape of corporate governance and strategic planning.

Mr. Mellor is Chairman of the Compensation Committee and a member of the Audit Committee.

Norman J. Metcalfe 69 (2000)	Director of The Tejon Ranch Company (real estate development).

Mr. Metcalfe has an extensive history and background in real estate development and homebuilding. He is a Director of The Tejon Ranch Company, a diversified real estate development and agribusiness company located in Southern California. He previously was Vice Chairman and Chief Financial Officer of The Irvine Company, one of the nation’s largest real estate and community development companies. Prior to The Irvine Company, Mr. Metcalfe spent over 20 years in various real estate, corporate finance and investment positions with the Kaufman and Broad/SunAmerica family of companies. These positions included President and Chief Investment Officer of SunAmerica Investments and member of the Board of Directors and Chief Financial Officer of Kaufman and Broad Home Corporation (currently known as KB Home). Given his experience in finance and real estate, Mr. Metcalfe brings a wealth of knowledge and expertise to Ryland’s core business of homebuilding and the financial challenges we face in maintaining a strong balance sheet.

Mr. Metcalfe is Chairman of the Audit Committee and a member of the Compensation Committee.

Name, Age and Year in
which First Elected a Director	Principal Occupation for Five Prior Years and Other Information

Larry T. Nicholson 54 (2009)

President and Chief Executive Officer of Ryland; Executive Vice President and Chief Operating Officer until 2008; President of the Southeast Region of Ryland Homes until 2007; President of the Orlando Division of Ryland Homes until 2005.

Mr. Nicholson was promoted in June 2009 to the position of Chief Executive Officer of Ryland. Mr. Nicholson has been with Ryland since 1996 when he joined as a Division President in the South Region. Throughout his working career, Mr. Nicholson has held a wide variety of positions within the homebuilding industry. Given his expertise as a senior manager at all key levels within our organization and his extensive knowledge about the homebuilding business, Mr. Nicholson now leads our organization with all the critical skills necessary to continue Ryland’s role as a leading public homebuilder. His role on the Board is essential to linking the operational and strategic decisions necessary to continue Ryland’s success.

Charlotte St. Martin 66 (1996)	Executive Director of the Broadway League since 2006; and Executive Vice President of Loews Hotels until 2005.

Ms. St. Martin brings valuable insight and knowledge from her prior experience managing the operations of Loews Hotels, a national hotel brand that operates in similar markets to Ryland. As an executive with Loews Hotels, she was involved with the critical elements necessary for the operational success of Loews’ principal resort properties and hotels. Prior to her position as a senior executive, Ms. St. Martin directed a major business operation as the President and Chief Executive Officer of a 1,600 room hotel which employed 2,000 people. Ms. St. Martin has served on the Boards of Gibson Greetings, Inc. and Metropolitan Bank. Given her executive managerial experience and knowledge of the markets in which we operate, Ms. St. Martin provides valuable input into the deliberations and decisions of Ryland’s Board of Directors.

Ms. St. Martin is a member of the Compensation and Nominating and Governance Committees.

Robert G. van Schoonenberg 65 (2009)

Chairman and Chief Executive Officer of BayPoint Capital Partners, LLC; Co-Managing Partner of AmeriCap Partners, LLC; Executive Vice President and General Counsel of Avery Dennison Corporation until 2009; and Director of Guidance Software, Inc.

Mr. van Schoonenberg leads BayPoint Capital Partners, a private equity/advisory firm, and is Co-Managing Partner at AmeriCap Partners, a growth capital investment firm. He previously was an executive with Avery Dennison Corporation, a highly diversified international corporation. Avery Dennison operates in the core businesses of pressure-sensitive labeling and materials, retail information services and office and consumer products. As an executive officer of Avery Dennison, Mr. van Schoonenberg was involved in the key decisions related to its businesses as well as the challenges of operating a highly diversified organization facing a wide range of complex legal and regulatory issues. In his current roles with two investment firms, Mr. van Schoonenberg is critically involved in the development and growth of various emerging businesses. With his background and experience, Mr. van Schoonenberg brings a broad range of talents, knowledge and expertise to Ryland’s Board.

Mr. van Schoonenberg is a member of the Compensation and Audit Committees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2011, the Board of Directors held four meetings. All incumbent Directors attended at least 75 percent of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during 2011. Directors are expected to attend the 2012 Annual Meeting of Stockholders and the entire Board was present at last year’s meeting. For 2011, the Board of Directors of Ryland had Audit, Compensation, Finance and Nominating and Governance Committees. Effective February 29, 2012, the Finance Committee was merged into the Audit Committee and its responsibilities were added to the Audit Committee Charter. Each of the Committees has adopted a Charter, all of which are available for viewing on Ryland’s Web Site at www.ryland.com/home/investors.html under the Corporate Governance heading.

Guidelines on Significant Corporate Governance Issues

Our Board of Directors operate under the Guidelines on Significant Corporate Governance Issues (the “Guidelines”) which they established and approved. The Guidelines are available for your reference and review on Ryland’s Web Site at www.ryland.com/home/investors.html under the Corporate Governance heading. The Guidelines provide the Board’s policies and procedures on Board structure and composition, expectations and requirements about Board meetings, assessments of performance, Committee functions and procedures as well as succession planning and management development matters. The Guidelines are subject to continual review and assessment to assure that they represent current recommended Board governance practices and procedures with the objective of acting in the best interests of the Company and its stockholders.

Leadership Structure

As required by the rules of the New York Stock Exchange, the Board of Directors has held, and will continue to hold, regularly scheduled executive sessions of the nonmanagement Directors including only independent Directors at least once a year. The independent Chairman of the Board is Mr. Jews, who has presided at these executive sessions. The Board of Directors does not have a fixed policy as to whether the role of the Chief Executive Officer and the Chairman of the Board of Directors should be separate. When the two positions are combined or there is not an independent Board Chair, the Board of Directors will designate a Lead Director from among its nonmanagement independent Directors. The Lead Director will then have responsibility for various matters including chairing executive sessions of the Board of Directors and acting as a liaison between nonmanagement Directors and the management of the Company.

While Ryland has combined the Chief Executive Officer and Board Chair positions in the past, the Board of Directors determined that considering current circumstances and the make-up of the Board, it is most appropriate at this time for the positions to be separated. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for meetings of the Board of Directors and presides over meetings of the Board of Directors and executive sessions of the Board of Directors. Our Chief Executive Officer serves on our Board of Directors and is a bridge between management and the Board of Directors ensuring that both groups act with a common purpose. The Chief Executive Officer’s membership on the Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent Directors.

Independence of the Board of Directors

Under the Guidelines, the Board of Directors is required to be composed predominately of independent Directors. An “independent director” is a person who is not a member of management and is free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment. Additionally, Section 303A of the NYSE Listed Company Manual states that in order for a Director to be “independent,” the Board of Directors must affirmatively determine that a Director does not have a “material relationship” with the Company either directly or through a company in which the Director is a partner, shareholder or officer. In accordance with the Guidelines and the NYSE Corporate Governance Standards, the Board of Directors, at its meeting held on February 29, 2012, determined that all Directors, except Mr. Nicholson, are “independent.”

The NYSE rules require that certain Committees of the Board of Directors be composed of independent Directors. In excess of this requirement, the membership of all of Ryland’s Board Committees is composed entirely of independent Directors.

Risk Oversight

As a general matter, the Board of Directors has oversight responsibility with respect to risk management and is not responsible for the day-to-day management of risk issues, which is the responsibility of senior management. With respect to this oversight responsibility, the Board of Directors has delegated primary responsibility for risk oversight and the monitoring of Ryland’s significant areas of risk to the Audit Committee. Specifically, the Audit Committee has prepared and uses a Risk Control Matrix which identifies in detail the various risk review factors that the Audit Committee reviews, monitors and manages. Additionally, the Audit Committee works with the management of Ryland to identify key areas of risk in Ryland’s business operations and corporate functions for further review and analysis. The Audit Committee focuses on and discusses key areas of risk at its meetings. Areas of risk that are periodically reviewed, in some cases in conjunction with other Committees of the Board, include liability and litigation management, land and inventory valuation, land acquisition review and approval process, mortgage finance markets and indemnities, warranty reserves, public reporting disclosure, legal compliance and regulatory matters.

Board Committees

The Audit Committee of the Board of Directors for 2011 was composed of Directors Hernandez, Mellor, Metcalfe and van Schoonenberg. The Audit Committee oversees the integrity of our financial statements, the audit services provided by our independent auditors, the performance of our internal audit function and our risk assessment and risk management processes. The Audit Committee prepares the Audit Committee Report that is required by SEC rules and included on page 9 of this Proxy Statement. The Audit Committee is composed entirely of Directors who satisfy the NYSE director independence standards. The Board has determined that each Audit Committee member is an audit committee financial expert as defined by SEC rules. The Audit Committee maintains a subcommittee that is focused on mortgage underwriting quality assurance. This subcommittee is composed of the same members as the Audit Committee and meets in conjunction with each Audit Committee meeting. During 2011, four meetings of the Audit Committee were held.

The Finance Committee of the Board of Directors was composed of Directors Hernandez, Mellor and Metcalfe. The Finance Committee reviews and monitors the financial plans and capital structure of Ryland. There were two meetings of the Finance Committee during 2011. In consolidating the Committees of the Board, effective February 29, 2012, the Board of Directors merged the function of the Finance Committee into the responsibilities of the Audit Committee.

The Compensation Committee of the Board of Directors determines and approves Ryland’s compensation plans and the amount and form of compensation awarded and paid to executive officers and key employees of Ryland, including awards and distributions under Ryland’s compensation plans. Directors Jews, Mansour, Mellor and St. Martin served as Compensation Committee members during 2011, all of whom are considered “independent directors” under the New York Stock Exchange corporate governance standards and “outside directors” under Section 162(m) of the Internal Revenue Code (“Code”). The Compensation Committee members do not have interlocking relationships with compensation committees of other companies. During 2011, the Compensation Committee held five meetings. For information regarding Ryland’s processes and procedures for evaluating and determining executive and Director compensation, please refer to the “Compensation Discussion and Analysis” section beginning on page 13 of this Proxy Statement.

The Nominating and Governance Committee recommends to the Board of Directors candidates to fill vacancies on the Board, makes recommendations about the composition of the Board’s Committees, monitors the role and effectiveness of the Board and oversees the corporate governance process. Directors Jews, Mansour, St. Martin and van Schoonenberg were the members of the Nominating and Governance Committee, which held three meetings during 2011. The Nominating and Governance Committee will consider nominees proposed by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of Ryland, and should identify the nominee by name and provide information about the nominee’s background and experience. See page 2 of this Proxy Statement for a detailed description of the nomination process.

The Nominating and Governance Committee evaluates potential nominees for election to the Board of Directors based on a wide variety of factors. These factors include the candidate’s background and qualifications, diversity and business experience, including experience related to Ryland’s homebuilding and mortgage finance businesses, as well as the appropriate fit and interrelationship with the other Board members. Potential Board candidates meet with current Board members as part of the selection process. The Nominating and Governance Committee determines the need to add Board members based on a periodic assessment of the appropriate size of Ryland’s Board and the effectiveness of the Board’s communications and decision-making given the number and composition of the Board. The Nominating and Governance Committee seeks to maintain a diverse membership on Ryland’s Board and the current membership reflects the Committee’s objective of selecting candidates who bring diversity to the composition of Ryland’s Board. The Nominating and Governance Committee does not have a formal policy regarding diversity in identifying nominees for a Directorship but rather considers diversity among the various factors relevant to any particular nominee.

Policies of the Board

The Board of Directors has adopted a Code of Ethics which is applicable to the Board of Directors, senior officers (including Ryland’s principal executive, financial and accounting officers) and employees of Ryland. Any waiver of the Code of Ethics for Directors or executive officers will be promptly disclosed to stockholders on Ryland’s Web Site. The Board has also adopted a Policy for the Review of Transactions with Related Persons which governs all transactions with related parties. The Nominating and Governance Committee is responsible for implementing the Policy, and reviews, approves or ratifies all transactions with related persons. The Policy governs any transaction or series of transactions over $120,000 in which Ryland is or would be a participant, and in which any Director, executive officer or 5 percent stockholder of Ryland or members of their immediate families would have a direct or indirect material interest. The Code of Ethics and Policy for the Review of Transactions with Related Persons are available on Ryland’s Web Site at www.ryland.com/home/investors.html under the Corporate Governance heading.

Retirement and Tenure Policy

Ryland’s Bylaws provide that no Director shall stand for election upon reaching the age of 72. Additionally, the Guidelines provide that the retirement age for Directors is age 72.

Procedures for Stockholder and Other Communications to the Board of Directors

We invite stockholders and other interested parties to submit comments, concerns and questions to our Board of Directors. Communications to the Board of Directors can be sent by mail through our Corporate Secretary at The Ryland Group, Inc., 3011 Townsgate Road, Suite 200, Westlake Village, CA 91361 or by email at http://investor.shareholder.com/ryl/contactBoard.cfm.

Director Stock Ownership and Retention Requirements

In order to further align the interests of nonmanagement Directors with the long-term interests of our stockholders, the Board believes that Directors should have a significant personal financial stake in our performance. Consequently, each nonmanagement Director is expected to acquire and hold shares of Ryland’s Common stock having a value equal to three times the Director’s annual cash retainer which they are expected to achieve within five years after their appointment to the Board. Upon meeting the ownership goal, that number of shares becomes fixed and must be maintained until the end of the Director’s service on the Board. This requirement does not preclude transfers of equity instruments to trusts or similar entities for the benefit of a Director, his or her spouse or family members.

Frequency of the Advisory Vote on Executive Compensation

At the 2011 Annual Meeting of Stockholders, an advisory vote was held on the frequency of the advisory vote on the compensation program for Ryland’s named executive officers. A majority of the votes cast at the Annual Meeting approved holding an advisory vote on the compensation program for named executive officers on an annual basis. In line with this recommendation by our stockholders, the Board of Directors has determined that we will include an advisory stockholder vote regarding named executive officer compensation in our proxy materials annually until the next required advisory vote regarding the frequency of an advisory vote on named executive officer compensation at the Annual Meeting of Stockholders in 2017. As a result, Proposal No. 2 on page 42 of this Proxy Statement presents for consideration by our stockholders an advisory vote to approve the compensation program for Ryland’s named executive officers.

2011 DIRECTOR COMPENSATION

Fees Earned or
Name (1)	Paid in Cash (4)	Stock Awards (5)	Total

Leslie M. Frécon (2)	$ 150,000	$ 51,930	$ 201,930
Roland A. Hernandez	$ 125,000	$ 51,930	$ 176,930
William L. Jews (3)	$ 235,000	$ 51,930	$ 286,930
Ned Mansour	$ 125,000	$ 51,930	$ 176,930
Robert E. Mellor	$ 132,500	$ 51,930	$ 184,430
Norman J. Metcalfe	$ 125,000	$ 51,930	$ 176,930
Charlotte St. Martin	$ 120,000	$ 51,930	$ 171,930
Robert G. van Schoonenberg	$ 120,000	$ 51,930	$ 171,930

(1)

Mr. Nicholson is a member of the Board of Directors as well as President and Chief Executive Officer of Ryland. His compensation is disclosed in the executive compensation tables. Since he does not receive compensation separately for his duties as a Director, he is not included in the Director Compensation Table.

(2)

Effective August 15, 2011, Ms. Frécon resigned from the Board of Directors because of geography and work demands. Ms. Frécon received an additional fee payment of $60,000 upon her retirement from the Board of Directors in recognition of her contributions and years of service.

(3)	Mr. Jews serves as Chairman of the Board of Directors.

(4)

The annual retainer fee for 2011 was $90,000. Mr. Jews received an annual retainer fee of $205,000 to serve as Chairman of the Board of Directors. Half of the annual retainer fee for Directors is paid directly in cash. The other half is used to purchase Ryland’s Common Stock with Ryland instructing a broker to enter an order to purchase shares of Ryland’s Common Stock on the open market so that the purchases occur immediately after the market opens on the date the retainer is paid by Ryland. For 2011, Committee members received an annual fee of $15,000 per committee which was paid in cash. Committee chairpersons received an additional annual fee of $5,000 paid in cash. Directors are able to defer their fees and the stock purchased as part of their annual retainer fee into Ryland’s nonqualified deferred compensation plan, the EDDCP II. Ryland does not match Director contributions into the EDDCP II.

(5)

On April 27, 2011, Ryland’s stockholders approved the 2011 Non-Employee Director Stock Plan pursuant to which each non-employee Director receives an automatic grant of 3,000 shares of Common Stock each May 1. On May 1, 2011, each of the eight non-employee Directors received 3,000 shares. Pursuant to FASB ASC Topic 718, the aggregate grant date fair value of these stock awards was computed using the closing price of Ryland’s Common Stock on April 29, 2011, the last trading date prior to the date of grant. The Common Stock awards received pursuant to Ryland’s 2011 Non-Employee Director Stock Plan are fully vested and distributed on the date of grant.

Previously, the Directors were granted awards of stock options pursuant to a prior Non-Employee Director Stock Plan. As a result, the Directors have the following aggregate number of stock option awards outstanding as of December 31, 2011: Ms. Frécon, 70,000 shares; Mr. Hernandez, 60,000 shares; Mr. Jews, 80,000 shares; Mr. Mansour, 75,000 shares; Mr. Mellor, 80,000 shares; Mr. Metcalfe, 80,000 shares; and Ms. St. Martin, 60,000 shares.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Ryland’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, which is the exchange on which Ryland’s Common Stock is listed. The Board of Directors has determined that all of the members of the Audit Committee, which is composed of Directors Roland A. Hernandez, Robert E. Mellor, Norman J. Metcalfe, and Robert G. van Schoonenberg, are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of Ryland’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, as well as the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Audit Committee discussed with Ryland’s Director of Internal Audit and independent registered public accounting firm the overall scope and plans for their respective audits. In addition, the Audit Committee has discussed with the Director of Internal Audit and independent registered public accounting firm, with and without management present, the results of their examinations, their evaluations of Ryland’s internal controls, and the overall quality of Ryland’s financial reporting. The Audit Committee received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee noted that Ernst & Young LLP did not provide services subject to the category entitled “All Other Fees” set forth below, and concluded that Ernst & Young LLP’s independence was maintained. The Audit Committee discussed and assessed with management and Ernst & Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board of Directors approved the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC. The Audit Committee also approved the selection of Ernst & Young LLP as Ryland’s independent registered public accounting firm for 2012.

For the fiscal years ended December 31, 2011 and 2010, professional services for Ryland were performed by Ernst & Young LLP. Total fees billed by Ernst & Young LLP aggregated $829,300 and $912,500 for the fiscal years ended December 31, 2011 and 2010, respectively, and were composed of the following:

Audit Fees: The aggregate fees billed for the audit of the financial statements for the fiscal years ended December 31, 2011 and 2010 were $747,500 and $793,600, respectively. The audit fees also include reviews of the financial statements included in Ryland’s Quarterly Reports on Form 10-Q, testing and evaluating internal controls over financial reporting, and assistance with and review of documents filed with the SEC.

Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2011 and 2010 were $79,000 and $95,900, respectively. These fees are for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of Ryland’s financial statements, including employee benefit plan audits, attest services that are not required by statute or regulation, internal control reviews and other financial accounting/reporting matters.

Tax Fees: The aggregate fees billed for tax services for the fiscal years ended December 31, 2011 and 2010 were $2,800 and $23,000, respectively. These fees relate to professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

All Other Fees: No other fees were billed by Ernst & Young LLP in either fiscal year 2011 or fiscal year 2010.

The Audit Committee annually approves in advance each year’s engagement for audit services. The Audit Committee also established procedures for pre-approval of all audit-related, tax and permitted non-audit services provided by and fees paid to Ernst & Young LLP. Fees for any of these services that will exceed the pre-approval fee limits or fees not contemplated by the original pre-approval must be separately approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any fees pre-approved in this manner are reported to the Audit Committee at its next scheduled meeting. All services and fees described above were pre-approved by the Audit Committee.

Audit Committee of the Board of Directors

Roland A. Hernandez, Chairman

Robert E. Mellor

Norman J. Metcalfe

Robert G. van Schoonenberg

February 28, 2012

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the knowledge of Ryland, the only beneficial owners of more than 5 percent of the outstanding shares of Common Stock, as of February 14, 2012, are:

	Amount and Nature
Name and Address	of Beneficial Ownership	Percent of Class

FMR LLC	5,746,789 (1)	12.9%
82 Devonshire Street, Boston, MA 02109

Invesco Ltd.	5,020,071 (2)	11.3%
1555 Peachtree Street NE, Atlanta, GA 30309

BlackRock, Inc.	4,166,974 (3)	9.4%
40 East 52nd Street, New York, NY 10022

State Street Corporation	3,008,914 (4)	6.8%
One Lincoln Street, Boston, MA 02111

GEM Realty Advisors, LLC	2,890,500 (5)	6.5%
900 N. Michigan Avenue, Suite 1450, Chicago, IL 60611

Citadel Advisors, LLC.	2,434,560 (6)	5.5%
131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603

Vanguard Group, Inc.	2,276,341 (7)	5.1%
100 Vanguard Boulevard, Malvern, PA 19355

JPMorgan Chase & Co.	2,265,005 (8)	5.1%
270 Park Avenue, New York, NY 10017

(1)

Based on the information contained in Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012, FMR LLC (“FMR”) has reported that it beneficially owns the number of shares indicated in the table above. FMR’s wholly-owned subsidiary, Fidelity Management & Research Company (“Fidelity”) beneficially owns 5,746,789 shares or 12.9 percent of Ryland’s Common Stock as a result of acting as an investment advisor to various investments companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, Chairman of FMR, and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 5,746,789 shares owned by the Funds. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or to direct the voting of the shares held directly by the Funds, which power resides with the Funds’ Boards of Trustees.

(2)

Based on the information contained in Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2012, Invesco Ltd. (“Invesco”), through its subsidiaries, has reported that it beneficially owns the number of shares indicated in the table above. Invesco’s wholly-owned subsidiaries, Invesco Advisers, Inc. beneficially owns 4,945,886 shares or 11.1 percent and Invesco PowerShares Capital Management beneficially owns 74,185 shares or 0.2 percent, and are investment advisors. Invesco Advisors, Inc. and Invesco PowerShares Capital Management each has sole voting and sole dispositive power.

(3)	Based on the information contained in Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2012, all of these shares are owned with sole voting and dispositive power.

(4)	Based on the information contained in Schedule 13G filed with the Securities and Exchange Commission on February 9, 2012, all of these shares are owned with shared voting and dispositive power.

(5)	Based on the information contained in Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012, all of these shares are owned with shared voting and dispositive power.

(6)

Based on the information contained in Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2012, this Schedule 13G/A is being filed jointly by Citadel Advisors LLC (“Citadel Advisors”), Citadel Holdings II LP (“CH-II”), Citadel Investment Group II, L.L.C. (CIG-II”) and Mr. Kenneth Griffin with respect to shares (and/or options to purchase such shares) owned by Citadel Equity Fund Ltd. (“CEF”), Citadel Global Equities Master Fund Ltd. (“CG”), certain segregated accounts, and Citadel Securities LLC (“Citadel Securities”). Citadel Advisors is the portfolio manager for CEF and CG, and the investment manager for certain segregated accounts. CH-II is the managing member of Citadel Advisors. Citadel Holdings I LP (“CH-I”), is a non-member manager of Citadel Securities. CIG-II is the general partner of CH-I and CH-II. Mr. Griffin is the President and Chief Executive Officer, and owns a controlling interest, in CIG-II. CIG-II and Mr. Griffin have shared voting and dispositive power over 2,434,560 shares and CA and CH-II have shared voting and dispositive power over 2,398,953 shares.

(7)

Based on the information contained in Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012, 63,254 of these shares are owned with sole voting and shared dispositive power and 2,213,087 of these shares are owned with sole dispositive power.

(8)

Based on the information contained in Schedule 13G filed with the Securities and Exchange Commission on January 23, 2012, 1,938,105 of these shares are owned with sole voting power and 2,265,005 of these shares are owned with sole dispositive power.

The following table sets forth, as of February 14, 2012, the number of shares of Ryland’s Common Stock beneficially owned by Ryland’s Directors, each of the executive officers named in the Summary Compensation Table, and by the Directors and executive officers as a group:

Number of Shares
Name of Beneficial Owner	Beneficially Owned (1)
Roland A. Hernandez	90,411
William L. Jews	116,741
Ned Mansour	117,621
Robert E. Mellor	130,353 (2)
Norman J. Metcalfe	136,621
Charlotte St. Martin	86,077
Robert G. van Schoonenberg	14,589
Larry T. Nicholson	985,892
Gordon A. Milne	404,766
Peter G. Skelly	165,860
David L. Fristoe	144,430
Timothy J. Geckle	228,178
Directors and executive officers as a group (13 persons)	2,831,630

(1)

The Directors, nominees or executive officers do not individually own more than 1 percent of Ryland’s outstanding Common Stock with the exception of Mr. Nicholson who beneficially owns 2.2 percent of Ryland’s outstanding Common Stock. Directors, nominees and executive officers as a group beneficially own 6.4 percent of Ryland’s outstanding Common Stock. All of the shares in the table are owned individually with sole voting and dispositive power.

Includes shares subject to stock options which may be exercised within 60 days of February 14, 2012, as follows: Mr. Hernandez, 60,000 shares; Mr. Jews, 80,000 shares; Mr. Mansour, 75,000 shares; Mr. Mellor, 80.000 shares; Mr. Metcalfe, 80,000 shares; Ms. St. Martin, 60,000 shares; Mr. Nicholson, 534,001 shares; Mr. Milne, 210,000 shares; Mr. Skelly, 63,094 shares; Mr. Fristoe, 70,201 shares; Mr. Geckle, 90,001 shares; and Directors and executive officers as a group, 1,492,298 shares.

Includes shares represented by unvested restricted stock units as follows: Mr. Nicholson, 310,864 shares; Mr. Milne, 99,774 shares; Mr. Skelly, 72,813 shares; Mr. Fristoe, 50,342 shares; Mr. Geckle, 50,342 shares; and Directors and executive officers as a group, 626,004 shares.

Includes shares of Common Stock which have been allocated to participants’ accounts under Ryland’s Retirement Savings Opportunity Plan as follows: Mr. Nicholson, 576 shares; Mr. Fristoe, 1,955 shares; Mr. Geckle, 4,503 shares; and Directors and executive officers as a group, 12,792 shares.

Includes shares of Common Stock that have been allocated to the Directors’ deferred compensation plan accounts as follows: Mr. Hernandez, 9,863 shares; Mr. Mansour, 25,157 shares; Mr. Metcalfe, 25,157 shares; and Ms. St. Martin, 9,608 shares.

(2)	Does not include 2,000 shares of Common Stock owned by Mr. Mellor’s wife as to which he disclaims beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS

Our goal is to increase stockholder value through the execution of specific strategies and improvements to our business model that enhance our ability to achieve profitable growth and reach competitive levels of performance in comparison to our homebuilding peer group. Our executive compensation program demonstrates our focus on pay-for-performance compensation while attracting, retaining, motivating and rewarding our executive officers for executing the strategies that lead to our enhanced performance as a national homebuilder.

Ryland’s compensation philosophy is to tie a significant portion of management compensation to the performance of the Company. Overall, Ryland believes its approach to compensation is aligned with its financial performance and the interests of its stockholders. Annual and long-term compensation, equity awards and competitive benefits are the primary tools used by Ryland to attract, retain and motivate managers to deliver maximum performance in comparison to our competitors and enhance value to our stockholders. As a result, Ryland, through the leadership of the Compensation Committee of the Board of Directors, has developed and maintains a compensation program that rewards superior performance and seeks to encourage actions that drive our business strategies. Additionally, while taking into account the need for appropriate succession planning, our compensation programs include a retention feature which is designed to maintain the continuity of our management team, and especially the continuity of our senior executive officers.

Named Executive Officers	Position

Larry T. Nicholson	President and Chief Executive Officer
Gordon A. Milne	Executive Vice President and Chief Financial Officer
Peter G. Skelly	Senior Vice President and President of the Homebuilding Operation
David L. Fristoe	Senior Vice President and Chief Accounting Officer
Timothy J. Geckle	Senior Vice President and General Counsel

Benchmarking Against our Homebuilding Peer Group

We benchmark our performance and our executive compensation against a peer group which represents the largest national public homebuilders with an operating model comparable to Ryland. The Compensation Committee continuously reviews the composition of this peer group to analyze and benchmark our executive compensation and determine whether any changes should be made. The Compensation Committee did not make any changes to the peer group in 2011. The ten companies that make up this homebuilding peer group are:

Beazer Homes USA, Inc.	Meritage Homes Corporation
D.R. Horton, Inc.	M.D.C. Holdings, Inc.
Hovnanian Enterprises, Inc.	PulteGroup, Inc.
KB Home	Standard Pacific Corp.
Lennar Corporation	Toll Brothers, Inc.

2011 Financial and Operating Highlights and Accomplishments

In 2011, Ryland began to distinguish itself from the broader housing market. While new home sales on a national basis declined for the sixth consecutive year, Ryland increased its home sales by 10 percent. Despite a 2 percent year-over-year drop in the average national new home price, the average price for a Ryland home increased by 2 percent. In addition to increasing its home sales and average price, Ryland improved its average housing gross profit margin, excluding inventory impairments and one-time expenditures, by 70 basis points. Reflected in this improvement is Ryland’s ability to reduce overhead expenses. Selling, general and administrative costs declined by 7 percent in 2011 as compared to 2010. Most importantly, Ryland ended 2011 with a 31 percent increase in its backlog of sold but undelivered homes as compared to year-end 2010. In spite of the continued challenging conditions in the homebuilding market nationally, Ryland was able to increase its community count from 193 communities at December 31, 2010 to 211 communities at December 31, 2011, representing a 9.3 percent increase.

We achieved a share price to book value multiple of 1.6 as of December 31, 2011 which ranks us second in comparison to the homebuilding peer group that consists of the national homebuilding companies listed above. The 2011 fiscal year culminated in a profitable Fourth Quarter in which Ryland achieved net income of $1.3 million compared to a net loss of $16.8 million in the Fourth Quarter of 2010. The Fourth Quarter of 2011 represented the first profitable quarter from an operational standpoint in five years. In summary, we are proud of the growth our Company achieved during another difficult year in the homebuilding industry.

Comparative Total Shareholder Return Performance

The chart below provides a favorable comparison of our five-year Total Shareholder Return (annualized) performance in relation to our trend over this same period with respect to total compensation paid to our CEO. As shown by this chart, our annualized Total Shareholder Return (TSR) has improved over this past year while the total compensation paid to our CEO has declined.

CEO Pay (in millions) v. Ryland Annualized TSR

Our former CEO retired in 2009 and received compensation payments in 2007 and 2008 governed by his employment agreement. Our current CEO, Larry Nicholson, was appointed by the Board of Directors on June 1, 2009. Mr. Nicholson does not have an employment agreement that would determine his compensation programs and payments. His compensation was adjusted from 2009 to 2010 to increase his equity investment in Ryland and provide cash compensation at a level consistent with his peers in the homebuilding industry. The chart above shows how our CEO’s total pay has declined over the previous five-year period while our annualized TSR has increased and improved over this period.

Another comparative measure of Ryland’s five-year TSR is to gauge our performance over this period relative to the median TSR of our peer group of the ten largest national homebuilders.

Ryland Group v. Homebuilding Peer Group
5 Year TSR

This graph illustrates how Ryland’s TSR has performed steadily over the five-year period with our increase in performance during 2011 while the peer group median TSR declined. For the most recent three-year period, Ryland is performing at a fairly consistent level while the peer group performance has declined.

Year-Over-Year Change in CEO Pay and Ryland’s Stock Price

The graph below shows a comparison of the change in Ryland’s CEO compensation on a yearly basis to the comparative yearly change in Ryland’s stock price.

Year-Over-Year Change in CEO Pay & Ryland’s Stock Price

The above table compares the year-to-year change in Ryland’s annual CEO pay in comparison to the year-to-year change in our stock price. For the entire five-year period, the average decline in CEO pay was 22.6 percent versus an average decline in our stock price of 18.6 percent. In three of the five years, the CEO pay declined more than the stock price. In 2010, which was one of the two years where this did not happen, the increase was directly related to Mr. Nicholson’s promotion and his increase in compensation for his first full year as CEO in 2010. The other disconnect results from the former CEO receiving a final payment of the compensation owed to him in connection with his employment agreement.

Executive Compensation Elements

The Compensation Committee designed the total compensation program for executive officers to advance the short- and long-term strategies of the Company. The following chart sets forth the elements that make up the Company’s executive compensation and awards program.

Program Element	Purpose

Base Salary	•	Provides executives with a fixed portion of pay that is not performance-based.
Performance-Based Programs
Annual Bonus Incentives	•	Rewards executives for annual performance results relative to pre-established goals based on profitability.
Long-Term Incentives
Equity Incentive Awards
• Restricted Stock Units with performance requirements coupled with 3-year installment vesting	•	Provides equity grants with performance criteria based on profitability and operational results for sales and closings.
• Stock Options with grant date market price and 3-year installment vesting	•	Focuses executives on the long-term performance of the Company and aligns the interests of executives with those of our stockholders.
Retention Incentive Awards
• Awards with performance requirements that vest ratably over 3-year period	•	Motivates and rewards executives for performance results relative to pre-established goals based on profitability and operational results that are deemed critical to the success of the Company.

The charts below show the 2011 mix of base salary, annual bonus incentive and long-term equity and retention incentive awards for our CEO and our named executive officers (NEOs).

2011 CEO Compensation Mix	2011 NEO Compensation Mix

Within this compensation mix, 15 percent is fixed and 85 percent is pay-for-performance compensation (including time-vested stock options) for our CEO and 22 percent is fixed and 78 percent is pay-for-performance compensation (including time-vested stock options) for all of our NEOs (including our CEO). As a result, we believe that Ryland’s compensation to our executive officers is in alignment with the interests and expressed concerns of our stockholders to promote executive compensation that is significantly determined by pay-for-performance.

Even without stock ownership requirements for our executive officers, our CEO and NEOs consistently maintain a significant level of stock ownership in Ryland that exceeds the usual mandated levels. They have maintained this significant level of stock ownership on a long-term basis in spite of the increases and decreases in Ryland’s stock price that were related to homebuilding industry market conditions. As is shown by the beneficial ownership table on page 12 of this Proxy Statement, our CEO and NEOs maintain an ownership level that exceeds 4 percent of Ryland’s outstanding Common Stock. This level of ownership demonstrates their alignment with our stockholders and dedicated investment dependent on the performance of our Common Stock price. Additionally, given that approximately half of their compensation is composed of equity incentive awards, our executive officers have placed a significant level of their compensation at risk in alignment with our stockholders.

There were no discretionary bonuses paid to NEOs in 2011. Although Mr. Nicholson has a CEO Severance Agreement which governs his compensation in the event of a termination of his employment, neither the CEO nor the other NEOs have employment agreements with Ryland. As a result, there are no guaranteed salaries, bonuses or other compensation or benefits. Recently, the Board of Directors approved a Policy for the Recoupment of Incentive Compensation (Clawback Policy) that in the event of a restatement of financial results, permits the recovery of excess compensation from a culpable executive officer. Additionally, the Compensation Committee amended Ryland’s form of restricted stock award agreement to defer the receipt of cash dividend equivalent payments until the vesting of the related restricted stock unit award.

Our Executive Compensation Practices

The table below summarizes some of our important approaches to compensation:

Compensation Practices We Use	Compensation Practices We Do Not Use
• Tie pay to performance by setting clear goals and measurement for incentive compensation	• Employment agreements to guarantee compensation

• Putting a majority of compensation at risk and is not guaranteed	• Repricing of “underwater” stock options

• Review peer group data when making executive compensation decisions	• Compensation programs creating risks which could result in a material adverse effect on Ryland

• Compensation Committee utilizes an independent compensation consulting firm	• Compensation consulting firm providing other services to Ryland

• Double trigger change-in-control agreements

2011 Performance Measurements

For our 2011 Executive Compensation Program, we utilized adjusted consolidated pretax income to determine both annual bonus incentive payments as well as the amount of restricted stock units awarded to our executive officers. We exclude inventory impairments in this calculation because these valuation adjustments are influenced by localized homebuilding market conditions which are outside the control of the executive and can distort the year to year performance metric of our operating profitability. We also exclude interest expense because this adjustment to earnings is based on the stage of land development of a real estate asset and does not reflect the profitability of our homebuilding operations. There is also a minor adjustment made to the earnings calculation for loan indemnification expenses incurred during 2011 since these expenses largely relate to loan origination activity in prior periods. As identified in our financial performance, Ryland is achieving increased profitability because of the disciplined and focused strategies it employs as well as the adjustments and restructuring that it has implemented in its business operation. This enhanced performance is tied to the levels of incentive pay and awards that are provided to executives in our pay-for-performance annual bonus and equity incentive programs.

For our 2011 Long-Term Retention Incentive Program, we utilized a measurement based on annual adjusted return on equity (ROE). In a consistent manner, the annual adjusted consolidated pretax earnings calculation utilized for the annual bonus and equity incentive programs was utilized to calculate Ryland’s annual adjusted ROE for the 2011 performance year. We choose a performance measurement based on ROE because of its alignment to the interest of our stockholders in the return achieved on their equity in our Company and its effect on our TSR performance. Using profitability and ROE as our performance metrics keeps our incentive programs directly related to our strategic business initiatives and performance while aligning the payments and awards under our incentive plans with the interests and goals of our stockholders.

Actions Resulting From Ryland’s 2011 “Say-on-Pay” Vote

The result of Ryland’s stockholder vote on its “say-on-pay” proposal at the 2011 Annual Meeting of Stockholders was an approval by 62 percent of the stockholders who voted “For” this proposal. We were disappointed in this level of approval and sought to understand the reasons for the lack of greater stockholder support. In speaking with our stockholders, we learned that they were concerned about historical compensation levels and the relationship to our stock performance. For this reason, we have provided the tables, graphs and information on pages 14 and 15 of this Proxy Statement.

We believe that a review of our compensation policies in relationship to our stock price should take account of the fact that our performance cannot be viewed in isolation but must be considered with reference to the negative conditions in the housing industry in general and specifically to the performance of public homebuilding companies within that industry. On a relative basis, we have fared well. As shown in the prior charts, our executive compensation compares favorably to our stock price performance. In addition, we think that particular reference should be made to our compensation policies over the last three years as we specifically adopted those policies in response to the challenging economic conditions in our industry as well as to the change caused by the retirement of our long-time CEO who was paid under an employment agreement agreed to in better and different economic times. From 2009 through 2011, the compensation for our CEO and our NEOs has been made primarily dependent upon performance measures designed to protect the long-term interests of our stockholders.

In 2011, we further adjusted our approach to compensation. First, while retaining a performance measure based on profitability targets, we also added a performance measure tied to return on equity, thereby tying a part of our executives’ compensation to a measure directly related to our stockholders. In addition, we eliminated any discretionary bonus component from the compensation program. We believe that our executives performed successfully in 2011 with quarterly performance trending in a positive direction and resulting in a profitable fourth quarter. Based on the established performance targets, total compensation for our CEO and NEOs was down from 2010 while overall we improved our operating performance. Eighty-five percent of our CEO’s compensation was performance or stock-based and 78 percent of our NEOs’ compensation was performance or stock-based. Moreover, as indicated in the graph on page 14, the level of our CEO’s pay declined in 2011 while the relative performance of our Annualized TSR increased.

We are proud of our record of tying levels of compensation to performance and we understand that our compensation policies are under close scrutiny by our stockholders. As shown by the information provided above, we have responded to the concerns of our stockholders that were evidenced by the “say-on-pay” vote we received last year and have enhanced our performance-based compensation programs to better align them with the interests of our stockholders.

2012 Executive Compensation Program

For our 2012 Executive Compensation Program, we will again utilize adjusted consolidated pretax income as a performance metric to determine payments and awards in connection with our performance-based incentive programs. The 2012 annual bonus incentive program is determined wholly by targeted levels of adjusted consolidated pretax earnings with increases to the target levels that were utilized in the 2011 program. For the 2012 performance-based restricted stock unit and retention incentive performance compensation programs, we will use adjusted consolidated pretax earnings to determine 50 percent of these awards and target levels of home sales and home closings during 2012 to establish the remaining 50 percent of these awards. The Compensation Committee added the operational performance metrics of sales and closings because of the influence that these operational results have on the investment community’s evaluation of our Company. We believe that the performance of our earnings and these operational results have a significant influence on the performance of our stock and the value delivered to our stockholders. We also believe that these factors maintain the simplicity of our pay-for-performance incentive programs while consolidating in these metrics the various other performance criteria used by our peer group’s performance-based programs.

Independent Compensation Benchmarking

The Compensation Committee utilizes independent research provided by an external independent compensation consultant, The POE Group, Inc., and comparative compensation data for similarly situated business organizations and Ryland’s peer group of national publicly-held homebuilders in order to benchmark Ryland’s compensation plans and programs. The POE Group, Inc. is retained directly by the Compensation Committee and has no relationship with Ryland other than as the Committee’s consultant. A variety of external compensation sources and data are used, which include industry specific and general compensation surveys and compensation information extracted from our competitors’ proxy statements. The general compensation survey information is provided by companies such as Analytical Consulting Companies, Mercer, Towers Watson and the National Association of Corporate Directors.

Risk Oversight and Control

The goals established for our performance-based compensation programs coupled with the internal controls and oversight of the risk elements in our business have minimized the possibility that our compensation programs and practices will have a material adverse effect on Ryland and its financial and operational performance. As described in the section entitled “Risk Oversight” on page 6 of this Proxy Statement, our Audit Committee has general oversight responsibility with respect to risk management, and exercises appropriate oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported to the full Board of Directors. Our compensation programs are designed to work within this system of oversight and control, and the Compensation Committee considers whether our compensation programs reward reasonable risk-taking and achieve the proper balance between the desire to appropriately reward employees while protecting the Company. A key area of risk for Ryland arises from the acquisition and performance of our land inventory. This area of risk is controlled by the thorough review and due diligence that is associated with each potential land acquisition. This process helps assure that each project will meet profitability and internal rate of return targets without subjecting the Company to excessive risk.

Base Salary

Base salaries are a necessary part of our compensation program and provide executives with a fixed portion of pay that is not performance-based. Our goal is to provide competitive base pay levels in comparison with our homebuilding peer group. Since December 2008, the base salaries of Ryland’s named executive officers have not increased other than as a result of promotions. Mr. Nicholson received an increase of his annual base salary to $900,000 as a result of his promotion to Chief

Executive Officer of Ryland on June 1, 2009 and Mr. Skelly received an increase of his annual base salary to $500,000 in early 2011 in connection with his additional responsibilities as President of Ryland’s Homebuilding Operation.

Annual Bonus Incentives

Annual bonus incentives for executives and managers are intended to reward participants for Ryland’s annual financial performance. The Compensation Committee used a targeted amount of adjusted consolidated net earnings for 2010 and adjusted consolidated pretax earnings for 2011 to determine annual bonus incentive payments. In order to provide an accurate measure of Ryland’s operating profitability within its core homebuilding business, the consolidated pretax loss for 2011 was adjusted to eliminate the effect of interest expense, inventory impairments and mortgage indemnification expense. The consolidated net loss for 2010 was adjusted to eliminate the effect of interest expense, inventory impairments and mortgage indemnification expense. Previously, the Committee utilized net cash provided by operating activities to determine annual bonus incentive payments in 2009. Targeted cash generation was viewed as an important performance measurement in 2009 given our need to manage Ryland conservatively with a view to preserving our cash resources. In establishing a targeted amount of profitability as the performance measurement for determining the payment of the annual bonus incentive in 2011 and 2010, the Compensation Committee based this target on a composite of projections related to an achievement of Ryland’s business plan and maximizing the performance of the operation in light of economic, industry and market conditions. The Compensation Committee set an earnings target that, if met, provides a significant benefit to Ryland and its stockholders and rewards the executives for their participation in achieving this target.

Ryland does not use specific, individual performance measures for each of its named executive officers. In promoting the key financial metrics we have selected to drive our executive compensation programs, we maintain a collective focus on the success of Ryland which is directly determined by the individual management, leadership and decision-making efforts and activities of our named executive officers. The named executive officers are directly involved in the decisions and transactions that determine the financial performance of Ryland. For example, they are involved in the land inventory acquisitions as well as the financing and operational strategies and results that directly impact Ryland’s profitability and the strength of its balance sheet.

In February 2011, the Compensation Committee approved the 2011 annual bonus incentive program for senior executives. Consistent with the metrics of the Senior Executive Performance Plan, the Compensation Committee approved a performance target for senior executives based on Ryland’s adjusted consolidated pretax earnings for 2011. The Compensation Committee established the performance metric for the annual bonus incentive program so that if Ryland achieved an adjusted consolidated pretax profit of $5 million or more for 2011, the senior executives have the opportunity to receive their targeted 2011 annual bonus incentive payment opportunity. For each $1 million of adjusted consolidated pretax earnings that is below the target level of $5 million, there is a 4 percent reduction of the targeted annual bonus incentive payment opportunity for 2011 that is earned by the senior executives. The targeted annual bonus incentive payment opportunities for Ryland’s named executive officers as established at the February 2011 meeting of the Compensation Committee were as follows:

Targeted Annual Bonus
Name and Position	Incentive Payment Opportunity
Larry T. Nicholson – President and Chief Executive Officer	$1,200,000
Gordon A. Milne – Executive Vice President and Chief Financial Officer	$320,000
Peter G. Skelly – Senior Vice President and President of Ryland’s Homebuilding Operation	$450,000
David L. Fristoe – Senior Vice President and Chief Accounting Officer	$200,000
Timothy J. Geckle – Senior Vice President and General Counsel	$200,000

For 2011, Ryland’s adjusted consolidated pretax earnings were a profit of $3.35 million. Accordingly, the named executive officers earned 93.4 percent of their targeted annual bonus incentive payment opportunity described above. For 2012, the Compensation Committee will use Ryland’s adjusted consolidated pretax earnings as the financial performance measure for determining annual bonus incentive payments for named executive officers.

Long-Term Incentives

Ryland uses two long-term incentive compensation vehicles for its executive compensation program. These long-term incentive compensation programs encourage the retention and stability of Ryland’s team of executive officers and senior managers.

The first long-term incentive compensation program consists of equity grants of stock options and performance-based restricted stock units. Equity incentive awards align the interests of executives and senior managers directly with stockholder interests. The grant of restricted stock units to executive officers is performance-based given that the initial vesting of the grant is determined based upon Ryland’s achievement of targeted levels of adjusted consolidated pretax earnings. Ryland’s second long-term incentive compensation program for executive officers and senior managers is a retention incentive award program. For 2011, the Committee determined that it was advisable to use a targeted range of Ryland’s adjusted return on equity performance for measuring awards in connection with the long-term retention incentive award plan. For 2012, the Compensation Committee will utilize a targeted range of adjusted consolidated pretax earnings together with a targeted level of homebuilding sales and closings to determine a participant’s 2012 performance awards in the equity and retention incentive plans. Pursuant to each of these programs, retention of executive talent and a longer-term focus is fostered by a three-year prorated vesting period that requires the continued employment of a participant for awards granted in connection with each of the long-term incentive compensation plans.

Equity Incentive Awards

Common Stock-based awards are viewed as an important component of total executive pay, aligning compensation with increasing stockholder value and, thus, providing an important link to benefitting our stockholders. We have used both stock options and performance-based restricted stock units to compensate senior executives in order to link the interests of Ryland’s management to its stockholders. Generally, within compensation programs, stock options are viewed as a cost-effective method for providing equity-based long-term incentive compensation to senior executives. Ryland emphasizes the retention value and stockholder alignment achieved by performance-based restricted stock units awarded to senior executives because performance-based restricted stock units enhance senior management’s vested interest in maximizing Ryland’s Common Stock performance. Given the objective of retaining valuable executive talent and maintaining the stability of a senior management team with a history of success, the Compensation Committee has approved a three-year vesting period in addition to the performance-related initial vesting required for each award of restricted stock units to executive officers in connection with our equity awards.

In February 2011, the Compensation Committee of the Board of Directors approved equity incentive awards in the form of performance-based restricted stock units and stock option grants to Ryland’s named executive officers. Subject to the terms and conditions of Ryland’s 2008 Equity Incentive Plan, the named executive officers received the following grants of stock options and performance-based restricted stock units on March 1, 2011 subject to annual vesting in three equal installments, one-third of the total grant each year, beginning on March 1, 2012 and based on the executive officers’ continued employment on the vesting date and in the case of restricted stock units, the satisfaction of certain performance conditions:

	Performance-Based
	Restricted Stock	Option
Name and Position	Unit Grant	Grant
Larry T. Nicholson – President and Chief Executive Officer	125,000	175,000
Gordon A. Milne – Executive Vice President and Chief Financial Officer	50,000	50,000
Peter G. Skelly – Senior Vice President and President of Ryland’s Homebuilding Operation	40,000	20,000
David L. Fristoe – Senior Vice President and Chief Accounting Officer	25,000	10,000
Timothy J. Geckle – Senior Vice President and General Counsel	25,000	10,000

The restricted stock unit grant was subject to an initial vesting requirement that determined the amount of the grant based on Ryland generating a targeted amount of adjusted consolidated pretax earnings for 2011. If Ryland generated adjusted consolidated pretax earnings without a loss or better in 2011, the executive officers became entitled to retain the entire award of their restricted stock unit grant subject to the three-year vesting period and continued employment by the executive on the applicable vesting date. For each $1 million of adjusted consolidated pretax earnings that was a loss for 2011, there was a 2 percent reduction of the restricted stock unit grant that was available for vesting conditional on the continued employment of the executive on the applicable vesting date. Given that Ryland generated adjusted consolidated pretax earnings of $3.35 million in 2011, each of the executive officers initially vested in the right to retain their restricted stock unit grant subject to continued employment with Ryland over the three-year vesting period.

Subject to the terms and conditions of Ryland’s 2008 Equity Incentive Plan, the named executive officers received the stock option grants set forth in the table above on March 1, 2011 to purchase shares of Ryland Common Stock at an exercise price of $16.52 per share, which was the closing market price of Ryland’s Common Stock on the grant date for this award. These stock option awards have a five-year term and vest ratably over a three-year period based on the executive officers’ continued employment on the vesting date.

Retention Incentive Awards

For 2011, Ryland’s retention incentive award plan complemented the long-term equity incentive award plan by offering compensation that was measured by Ryland’s annual adjusted return on stockholders’ equity. This performance-based retention incentive program measuring Ryland’s annual adjusted return on equity performance supplements the short-term annual bonus incentive plan which measures payouts based on Ryland’s annual profitability. Awards under the long-term retention incentive plan vest ratably over a three-year period. All participants are at risk of forfeiting their potential award payout if they leave Ryland during the three-year vesting period. The delayed vesting of these payments is intended to enhance the retention of the executive officers and senior managers of Ryland. The long-term retention incentive plan is a critical compensation component that is designed to maintain the stability of Ryland’s senior management team and retain the experience and expertise of its key management personnel.

Each of the named executive officers is entitled to participate in the long-term retention incentive award plan. At its February 2011 meeting, the Compensation Committee approved performance goals for the grant of awards for 2011 based on targeted levels of Ryland’s annual adjusted return on equity. Awards under the retention incentive plan are expressed as a percentage of the named executive officer’s base salary. For 2011, pursuant to the long-term retention incentive plan, Mr. Nicholson had an award target of 150 percent of base salary, Mr. Milne had an award target of 110 percent of base salary, Mr. Skelly had an award target of 80 percent of base salary and Messrs. Fristoe and Geckle had an award target of 90 percent of base salary. These award opportunities were payable 75 percent in cash and 25 percent in restricted stock units payable in shares of Ryland’s Common Stock.

For 2011, the Compensation Committee used a performance measurement for the retention incentive awards based on the following targeted range of Ryland’s 2011 adjusted return on equity performance:

Scale of Performance Metric
Annual Adjusted Return on Equity	Percent of Award Target Earned
7% or Better	150%
3.5%	100%
0%	50%
-3.5%	25%
-7% or Less	0%

The actual percent of award target earned by an executive officer for 2011 was based on Ryland’s actual 2011 adjusted return on equity and where it was placed within the range of performance metrics set forth above. As shown in the table above, there was a graduated performance-related determination of the amount of the award earned by a participant in the long-term retention incentive plan. For each one percent of positive annual adjusted return on equity achieved by Ryland in 2011, there was an increase of 14.3 percent of the award target earned over the 50 percent level. There are no further increases of the award target earned when Ryland’s annual adjusted return on equity meets or exceeds 7 percent. For each one percent of negative annual adjusted return on equity achieved by Ryland in 2011, there was a decrease of 7.1 percent of the award target earned below the 50 percent level.

For 2011, Ryland’s annual adjusted return on equity was 0.7 percent. Therefore, 59.6 percent of the award target was earned for 2011. As a result, the named executive officers received the following 2011 long-term retention incentive plan awards: Mr. Nicholson - 89.4 percent of base salary; Mr. Milne - 65.6 percent of base salary; Mr. Skelly - 47.7 percent of base salary; Mr. Fristoe - 53.6 percent of base salary and Mr. Geckle - 53.6 percent of base salary. These awards are payable in a combination of 75 percent in cash and 25 percent in restricted stock units pursuant to the 2011 Equity and Incentive Plan.

Retirement

Ryland provides plans to meet the retirement needs of its executives. Retirement plans are an important part of our program design because we seek to provide executives with the ability to plan for their future while keeping them focused on the present success of Ryland.

All employees and officers may participate in Ryland’s Retirement Savings Opportunity Plan (“RSOP”). This plan is a 401(k) qualified retirement savings plan. Participants may contribute one percent to fifty percent of their salary and bonus. These contributions can be directed into a variety of investments under the RSOP. Ryland provides matching contributions to the RSOP equal to 50 cents for each dollar contributed to the RSOP by a participant up to six percent of a participant’s eligible compensation. There are participants who are adversely affected by statutory limitations inherent in qualified plans because the IRS places limits on maximum annual deferrals. For 2012, this statutory limitation for deferrals is $17,000 for certain participants or $22,500 for participants who have attained age 50. As a result, these participants cannot fully participate in this retirement savings plan and receive the full amount of the available matching contribution by Ryland under the RSOP.

The Executive and Director Deferred Compensation Plan II (“EDDCP II”) is a nonqualified deferred compensation plan that allows participants to defer the receipt of income and receive the additional matching contributions by Ryland restricted by the RSOP. Funds contributed to the EDDCP II are directed by participants into a variety of investment funds available under the plan. Matching contributions by Ryland to the RSOP and EDDCP II vest one-third at the end of each of the participant’s first three years of service.

Ryland’s executive officers are provided with a supplemental executive retirement plan to supplement the executives’ retirement planning under the RSOP and EDDCP II. This plan provides participants with the opportunity to receive, at the participant’s option, either a payment of $150,000 annually for 15 years or a lump sum payment equal to the present value of these payments using a discount rate equal to Ryland’s “cost of money,” as defined in the plan, for the year in which the participant reaches the age of 60. Participants vest in this benefit ratably in 20 percent increments over a five- year period of participation in the plan. For each day of service provided by a participant after their 60th birthday, the participant receives an increase in their vested benefit at an interest rate equal to Ryland’s “cost of money” for the year in which the days of service are completed.

Personal Health and Services Allowance

Executive officers and senior managers are entitled to a Personal Health and Services Allowance (“PHSA”) provided as a percent of their base salary. The PHSA is intended as a means to motivate participants to monitor their physical health and financial stability by incentivizing them to receive an annual medical examination and to have a professional review of their personal finances and tax preparation. This program communicates Ryland’s interest and concern for the well-being of its management in keeping with the overall goals and philosophy of Ryland’s executive compensation and benefit program.

Mr. Nicholson is provided 8 percent of his base salary annually as a PHSA, and the other executive officers, including the named executive officers, are provided 7 percent of their base salary annually as a PHSA.

Senior Executive Severance Agreements

Ryland’s Senior Executive Severance Agreements provide executive officers upon a “termination of employment” during a “change of control period” (hereinafter referred to as a “triggering event”) with the payment of two times their highest “annual compensation” for any of the three years prior to termination. Upon the occurrence of a “triggering event,” the former executive officer also receives two years of participation in the life, accident and health insurance, employee welfare benefit, executive medical reimbursement and other benefit plans in which they participated prior to termination. Additionally, the executive officers’ unvested awards under the Retention Incentive Plan and Equity Incentive Plan as well as their unvested retirement benefit under the Senior Executive Supplemental Retirement Plan become vested upon a “triggering event.” Finally, certain executive officers have the opportunity to receive a lump sum cash payment to provide for outplacement assistance. The obligation to provide the foregoing payments and benefits to an executive officer is triggered by a “termination of employment” during a “change of control period.” Accordingly, all agreements are double trigger agreements and a change of control alone will not trigger payment. At the time that Ryland entered into these agreements with its executive officers, it was determined that two years of “annual compensation” and benefits was an appropriate level of remuneration to provide executives in the event of a “change of control” of Ryland and a termination of their employment. We believe that these payments and benefits are consistent with the level and types of payments and benefits provided to executives of comparable companies. Two years of payments and benefits at current compensation levels provide the executive with the protection of continued compensation during a period in which they will seek to replace their employment and determine how they will financially provide for their dependents and other obligations. Additionally, a program at this level is intended to enhance the stability of the executive management team and promote executive retention during the period of transition associated with a “change of control.”

While the senior executive severance arrangements are a material part of our overall retention objectives for our senior executive officers, and are an important competitive aspect of our compensation plans, they are not key factors in determining compensation levels for our executive officers. Decisions about compensation levels within the executive compensation program are made independently and based on the competitive market environment that currently exists for the executive compensation programs that are comparable to Ryland’s program. Our decisions regarding the compensation elements and the rationale for decisions made in connection with our executive compensation program are made independent of the severance program for senior executives, which is designed to address a termination of employment in the event of a “change of control” of Ryland.

A further discussion of the terms of the change of control provisions and the benefits that they provide to the executive officers is set forth in the section entitled “Potential Payments under Senior Executive Severance Agreements” beginning on page 39 of this Proxy Statement.

Indemnification Agreements

Ryland has entered into an indemnification agreement with each of our Directors and executive officers. This form of indemnification agreement, and Ryland’s articles of incorporation and by-laws, require the Company to indemnify and advance expenses to these persons to the full extent permitted by Maryland law.

Securities Trading Policy

We have a policy that prohibits executive officers and Directors from trading in Ryland stock while in possession of nonpublic information about Ryland. Additionally, all trading in or transfers of ownership involving Ryland stock by executive officers and Directors requires a prior written request to Ryland’s General Counsel. These requests are limited to a period that begins one business day after the date of the press release of quarterly or annual earnings and financial information and ending four weeks after that date. The Board of Directors adopted a policy that prohibits officers and Directors from engaging in short sales of Ryland’s Common Stock as well as trading in public or other options in our Common Stock. Entering into any contract or purchasing any instrument designed to hedge or offset any decrease in the market value of Ryland’s Common Stock is also not permitted unless prior written approval is received from the Legal Department.

Clawback Policy

The Board of Directors adopted a Policy for Recoupment of Incentive Compensation (Clawback Policy) which allows the Board, in the event of a material restatement of Ryland’s financial results within three years of the original reporting, to seek recovery from a culpable executive officer of any bonus or incentive compensation, including equity awards, that is in excess of what would have been payable had the financial statement been filed as restated.

Dividend Equivalent Deferral Policy

Beginning with restricted stock unit awards granted after February 28, 2012, cash dividend equivalent payments are not made until the related restricted stock unit grant vests and is payable to a participant. Cash dividend equivalents payments are not provided in connection with stock option awards.

No Repricing or Replacing “Underwater” Stock Options

In 2011, 510,384 stock options were cancelled as a result of expiring “underwater.” We did not request that our stockholders approve any replacement shares for these “underwater” options. The 2011 Equity and Incentive Plan provides that “the exercise price for any outstanding stock option granted under the Plan may not be decreased after the date of grant nor may any outstanding stock option granted under the Plan be surrendered to the Corporation as consideration for the grant of a new stock option with a lower exercise price.”

Policy Regarding Extraordinary Retirement Benefits for Senior Executives

In response to a proposal approved by stockholders at the 2006 Annual Meeting of Stockholders, the Board of Directors adopted the following policy on December 6, 2006:

The Company, after the Effective Date of this Policy, will not, without seeking stockholder approval, agree with any Senior Executive:

•                  To provide, under any one or more defined benefit Retirement Plans of the Company, an annual benefit that will exceed one hundred percent (100%) of the Senior Executive’s Final Average Salary; or

•                  To grant service credit or vesting credit (or accelerate vesting) under any defined benefit Retirement Plan for any period of time that the Senior Executive was not actually employed by the Company or any subsidiary or affiliate of the Company for purposes of determining the Senior Executive’s retirement benefits.

For purposes of this Policy, the following terms shall have the following meanings:

“Final Average Salary” means the average of the highest five calendar years’ salaries of the Senior Executive.

“Retirement Plan” means any pension benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, of the Company, regardless of whether such plan is a tax-qualified plan or a nonqualified plan.

“Senior Executive” means a person who is an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

In the event that the Board or Compensation Committee determines that the circumstances of a future agreement with a Senior Executive warrant extraordinary retirement benefits, service or vesting credits, or vesting acceleration in excess of that which is permitted under this Policy (the “Limits”), and the Board determines that it is impractical to submit the matter to a stockholder vote in a timely fashion, then in such event the Board may elect to seek stockholder approval after the parties have mutually agreed to the material terms of the relevant future agreement, provided that the payment of any retirement benefits in excess of the Limits under such agreement is conditioned on subsequent stockholder ratification. The Board may amend or terminate this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed on the Company’s Web Site.

Policy Regarding Stockholder Approval of Severance Agreements

In response to a proposal approved by stockholders at the 2006 Annual Meeting of Stockholders, the Board of Directors adopted the following policy on December 6, 2006:

The Company, after the Effective Date of this Policy, will not enter into a Future Severance Agreement with a Senior Executive that provides for Benefits in an amount exceeding the Severance Benefits Limitation, unless such Future Severance Agreement is approved by a vote of the Company’s stockholders.

For purposes of this Policy, the following terms shall have the following meanings:

“Annual Compensation” means the sum of the annual base salary paid or earned and annual bonus paid or earned, even though paid in a subsequent year, by the Senior Executive and all amounts credited to the Senior Executive, vested and unvested, under any incentive compensation or other benefit or compensation plans in which the Senior Executive participates during a calendar year. In the event the Senior Executive has not been employed by the Company for a complete calendar year, the determination of Annual Compensation shall involve a pro forma projection of annual base salary, annual bonus and amounts that are projected to be credited, vested and unvested, under any incentive compensation or other benefit or compensation plan in which the Senior Executive participates.

“Benefits” means: (i) severance amounts payable in cash to a Senior Executive (including cash amounts payable for the uncompleted portion of an employment term under an agreement), and (ii) special benefits or perquisites provided to a Senior Executive at the time of such Senior Executive’s termination of employment for any reason other than death. The term “Benefits” includes both lump-sum payments and the estimated present value of any periodic payments made, or special benefits or perquisites provided, following and as a result of the termination of such Senior Executive’s employment.

Notwithstanding the foregoing, the term “Benefits” does not include:

(a)	the value of any accelerated vesting of any then-outstanding equity-based award;

(b)	the value of any accelerated vesting of any then-outstanding cash-based incentive award;

(c)

compensation and benefits earned, accrued or otherwise provided, including, without limitation, vacation pay, pro rata bonuses, and deferred compensation accounts, for services rendered through the date of termination of employment (other than any such compensation or benefits awarded at the time and as a result of the Senior Executive’s termination of employment);

(d)	payments, including tax gross-ups, related to offsetting the Senior Executive’s excise taxes under Sections 409A or 4999 of the Internal Revenue Code (the “Code”), as amended from time to time;

(e)

any post-termination retirement and other benefits, special benefits or perquisites provided under plans, programs or arrangements of the Company applicable to one or more groups of employees in addition to the Senior Executives or which are provided consistent with the Company’s Policy Regarding Extraordinary Retirement Benefits for Senior Executives;

(f)	payments, including tax gross-ups, made with respect to relocation assistance and outplacement services; and

(g)	payments and other benefits that also would become payable or are otherwise provided on account of the Senior Executive’s disability or death.

“Future Severance Agreement” means an employment agreement between the Company (or one of its subsidiaries) and a Senior Executive pursuant to which the Senior Executive renders services to the Company (or one of its subsidiaries) as an employee (and not as a consultant or other independent contractor) or a severance agreement between the Company (or one of its subsidiaries) and a Senior Executive related to the termination of employment of the Senior Executive with the Company (or one of its subsidiaries), in either case, entered into on or after the Effective Date (as defined herein) of this Policy, and includes any material modification to increase the formula for determining severance Benefits under any existing agreement with a Senior Executive that is in effect as of the Effective Date.

“Senior Executive” means a person who is or becomes at the time of execution of a Future Severance Agreement an officer of the Company or a subsidiary who is required to file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended.

“Severance Benefits Limitation” means 2.99 times the Senior Executive’s highest Annual Compensation for any of the three (3) calendar years immediately preceding the date of termination of employment. For purposes of the preceding sentence, the amount of annual bonus and all amounts credited to the Senior Executive, vested or unvested, under any incentive compensation or other benefit or compensation plans in which the Senior Executive participates shall be determined without regard to whether such amount is currently payable or is or was paid or deferred and without regard to the form of payment (e.g., in cash, equity or other property).

This Policy shall not cover (i) any agreement for future services to be rendered to the Company in a capacity other than as an employee (e.g., consulting or director agreements), or (ii) any agreement to refrain from certain conduct (e.g., covenants not to compete).

The Board delegates to the Compensation Committee full authority to make determinations regarding the interpretation of the provisions of this Policy, in its sole discretion, including, without limitation, the determination of the value of any non-cash items, as well as the present value of any cash or non-cash benefits payable over a period of time.

Due to timing constraints or other reasons, the Board may determine that it would be in the best interests of the Company to enter into a Future Severance Agreement with a Senior Executive that exceeds the Severance Benefits Limitation. In this situation, the Board may elect to seek stockholder approval after the material terms of such an agreement have been agreed upon, provided that the payment of any Benefits in excess of the foregoing limits is contingent upon subsequent stockholder ratification. The Board may amend, waive or cancel this Policy at any time if it determines in its sole discretion that such action would be in the best interests of the Company, provided that any such action shall be promptly disclosed on the Company’s Web Site.

Policy with Respect to the $1 Million Deduction Limit

It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Section 162(m) of the Code, as well as other sections of the Code, while maintaining flexibility to take actions with respect to compensation which it deems to be in the interest of Ryland and its stockholders which may not qualify for tax deductibility. Ryland’s stockholders previously approved the Senior Executive Performance Plan and the 2011 Equity and Incentive Plan to comply with the requirements of Section 162(m) of the Code. Compliance with Section 162(m) of the Code results in the tax deductibility of related compensation expense.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement as required by Item 402(b) of Regulation S-K promulgated under the Exchange Act. The Compensation Committee recommended to the Board of Directors, and the Board of Directors approved the inclusion of the Compensation Discussion and Analysis in the Proxy Statement for Ryland’s Annual Meeting of Stockholders to be held on April 25, 2012.

Compensation Committee of the Board of Directors
Robert E. Mellor, Chairman
William L. Jews
Ned Mansour
Charlotte St. Martin

February 28, 2012

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (3)	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation		Change in Pension Value (12)	All Other Compensation (13)	Total
Larry T. Nicholson –	2011	$ 900,000	–	$ 2,065,000	$ 1,053,500	$1,120,800	(6)	$ 60,447	$ 165,292	$ 6,223,900
President and Chief						$858,861	(7)
Executive Officer of	2010	$ 900,000	$ 675,000	$ 3,592,150	$ 1,582,000	$1,200,000	(8)	$ 56,492	$ 187,948	$ 8,249,605
The Ryland Group, Inc. (1)						$56,015	(9)
	2009	$ 868,269	–	$ 3,497,776	$ 526,820	$1,500,000	(10)	$ 203,645	$ 201,159	$ 7,312,976
						$515,307	(11)
Gordon A. Milne –	2011	$ 700,000	–	$ 826,000	$ 301,000	$298,880	(6)	$ 84,780	$ 115,769	$ 2,818,486
Executive Vice President						$492,057	(7)
and Chief Financial Officer	2010	$ 700,000	$ 385,000	$ 1,163,500	$ 452,000	$320,000	(8)	$ 79,233	$ 118,711	$ 3,264,914
of The Ryland Group, Inc.						$46,470	(9)
	2009	$ 726,923	–	$ 494,550	–	$400,000	(10)	$ 74,050	$ 138,404	$ 2,204,502
						$370,575	(11)
Peter G. Skelly –	2011	$ 500,000	–	$ 660,800	$ 120,400	$420,300	(6)	$ 139,248	$ 75,967	$ 2,167,545
Senior Vice President of						$250,830	(7)
The Ryland Group, Inc.;	2010	$ 360,000	$ 144,000	$ 744,640	$ 90,400	$400,000	(8)	$ 122,610	$ 63,208	$ 1,942,616
President of Ryland’s						$17,758	(9)
Homebuilding Operation (2)	2009	$ 373,846	–	$ 381,510	–	$400,000	(10)	$ 107,552	$ 82,352	$ 1,483,950
						$138,690	(11)
David L. Fristoe –	2011	$ 360,000	–	$ 413,000	$ 60,200	$186,800	(6)	$ 64,678	$ 53,731	$ 1,345,550
Senior Vice President and						$207,141	(7)
Chief Accounting Officer	2010	$ 360,000	$ 162,000	$ 581,750	$ 90,400	$200,000	(8)	$ 60,447	$ 70,609	$ 1,545,954
of The Ryland Group, Inc.						$20,748	(9)
	2009	$ 373,846	–	$ 282,600	–	$250,000	(10)	$ 56,492	$ 65,110	$ 1,187,925
						$159,877	(11)
Timothy J. Geckle –	2011	$ 360,000	–	$ 413,000	$ 60,200	$186,800	(6)	$ 84,780	$ 60,498	$ 1,372,419
Senior Vice President						$207,141	(7)
and General Counsel of	2010	$ 360,000	$ 162,000	$ 581,750	$ 90,400	$200,000	(8)	$ 79,233	$ 69,479	$ 1,563,727
The Ryland Group, Inc.						$20,865	(9)
	2009	$ 373,846	–	$ 282,600	–	$250,000	(10)	$ 74,050	$ 88,726	$ 1,230,284
						$161,062	(11)

(1)	Effective June 1, 2009, Mr. Nicholson was promoted to Chief Executive Officer of The Ryland Group, Inc.

(2)	Effective January 11, 2011, Mr. Skelly was promoted to President of Ryland’s Homebuilding Operation.

(3)

This amount represents the discretionary long-term incentive cash payment provided pursuant to the 2010 Retention Incentive Plan. The first third of this 2010 award was paid out in February 2011, the second third was paid out in February 2012 and the remaining third is expected to be paid out in February 2013 if the executive is employed by Ryland on December 31 of 2012. There were no discretionary awards in 2009 or 2011.

(4)

On March 1, 2011, the named executive officers received grants of restricted stock units in the following amounts: Mr. Nicholson, 125,000 units; Mr. Milne, 50,000 units; Mr. Skelly, 40,000 units; Mr. Fristoe, 25,000 units; and Mr. Geckle, 25,000 units. These grants were subject to the satisfaction of a performance target that required Ryland to achieve an adjusted consolidated pretax earnings without a loss in 2011 to receive 100 percent of the award. This performance target was achieved and these restricted stock units vest ratably on each March 1 of the three years following the grant date. On March 1, 2010, the named executive officers received grants of restricted stock units in the following amounts: Mr. Nicholson, 125,000 units; Mr. Milne, 50,000 units; Mr. Skelly, 32,000 units; Mr. Fristoe, 25,000 units; and Mr. Geckle, 25,000 units. These grants were subject to the satisfaction of a performance target that required Ryland to achieve an adjusted consolidated net loss of $5 million or less in 2010. This performance target was achieved and these restricted stock units vest ratably on each March 1 of the three years following the grant date. OnApril 30, 2010, in connection with the Compensation Committee’s review of Mr. Nicholson’s CEO compensation program, Mr. Nicholson received a grant of 30,000 restricted stock units that are not subject to the satisfaction of a performance target for vesting. These restricted stock units vest ratably on eachApril 30 of the three years following the grant date. On June 1, 2009, in connection with his promotion to Chief Executive Officer of Ryland, Mr. Nicholson received a grant of 116,482 restricted stock units that are not subject to the satisfaction of a performance target for vesting. These restricted stock units vest ratably on each June 1 of the three years following the grant date. On March 1, 2009, the named executive officers received grants of restricted stock units in the following amounts: Mr. Nicholson, 106,000 units; Mr. Milne, 35,000 units; Mr. Skelly, 27,000 units; Mr. Fristoe, 20,000 units; and Mr. Geckle, 20,000 units. These grants were subject to the satisfaction of a performance target that required Ryland to generate $200 million or greater of net cash provided by operating activities in 2009. This performance target was achieved and these restricted stock units vest ratably on each March 1 of the three years following the grant date. The aggregate grant date fair value of these restricted stock unit awards is set forth in the Summary Compensation Table in the applicable year they were granted using the closing price of Ryland’s Common Stock on the date of grant pursuant to FASB ASC Topic 718.

(5)

On March 1, 2011, the named executive officers received grants of stock options in the following amounts: Mr. Nicholson, 175,000 shares; Mr. Milne, 50,000 shares; Mr. Skelly, 20,000 shares; Mr. Fristoe, 10,000 shares; and Mr. Geckle, 10,000 shares. These grants were not subject to the satisfaction of a performance target for vesting and vest ratably on each March 1 of the three years following the grant date. On March 1, 2010, the named executive officers received grants of stock options in the following amounts: Mr. Nicholson, 175,000 shares; Mr. Milne, 50,000 shares; Mr. Skelly, 10,000 shares; Mr. Fristoe, 10,000 shares; and Mr. Geckle, 10,000 shares. These grants were not subject to the satisfaction of a performance target for vesting and vest ratably on each March 1 of the three years following the grant date. Mr. Nicholson received a grant on March 1, 2009 of stock options in the amount of 106,000 shares that were not subject to the satisfaction of a performance target for vesting and vest ratably on each March 1 of the three years following the grant date. The aggregate fair value of these stock option awards is set forth in the Summary Compensation Table in the applicable year they were granted using the grant date fair value determined using the Black-Scholes-Merton option pricing formula pursuant to FASB ASC Topic 718. A description of the assumptions used for volatility, risk free interest rate, dividend yield and expected life in the option pricing formula is included in Note J: Stock-Based Compensation of the Notes to Consolidated Financial Statements on page 62 of Ryland’s Annual Report on Form 10-K for the year ended December 31, 2011.

(6)

This amount represents the annual bonus incentive payments earned for 2011 and paid out in January 2012. Further information about Ryland’s annual bonus incentive payments is contained in the section entitled “Annual Bonus Incentives” under “Compensation Discussion and Analysis” beginning on page 19 of this Proxy Statement.

(7)

This amount consists of the 2011 award determined according to the performance goals set pursuant to the 2011 Retention Incentive Plan as described in the section “Retention Incentive Awards” under “Compensation Discussion and Analysis” on page 21 of this Proxy Statement. The first third of the 2011 award was paid out in February 2012 and the remaining two-thirds are expected to be paid out pro rata in February of 2013 and 2014 if the executive is employed by Ryland on December 31 of 2012 and 2013, respectively. This compensation also includes interest of 8 percent earned in 2011 on 2010 Retention Incentive Plan awards and 2009 TRG Incentive Plan awards that had not vested.

(8)	This amount represents the annual bonus incentive payments earned for 2010 and paid out in January 2011.

(9)	This amount represents interest of 8.5 percent earned in 2010 on 2009 and 2008 TRG Incentive Plan awards that had not vested.

(10)	This amount represents the annual bonus incentive payments earned for 2009 and paid out in January 2010.

(11)

This amount consists of the 2009 award determined according to the performance goals set pursuant to the TRG Incentive Plan. The first third of the 2009 award was paid out in February 2010, the second third was paid out in February 2011 and the final third was paid out in February 2012. This compensation also includes interest of 9.54 percent earned in 2009 on 2007 and 2008 TRG Incentive Plan awards that had not vested.

(12)

The Change in Pension Value column consists of the aggregate change in the actuarial present value of the executive officers’ accumulated benefit under the supplemental executive retirement plan. Further information about Ryland’s supplemental executive retirement plan is contained in the section entitled “Retirement” under “Compensation Discussion and Analysis” on page 22 of this Proxy Statement.

(13)	All Other Compensation includes the following components:

a)

Value of term life insurance received under Ryland’s basic and executive life insurance plans: Mr. Nicholson, 2011 - $12,477, 2010 - $11,262, 2009 - $10,209; Mr. Milne, 2011 - $17,628, 2010 - $16,788, 2009 - $15,822; Mr. Skelly, 2011 - $4,176, 2010 - $3,182, 2009 - $3,010; Mr. Fristoe, 2011 - $7,939, 2010 - $5,791, 2009 - $5,305; and Mr. Geckle, 2011 - $10,002, 2010 - $9,570, 2009 - $9,073;

b)

Tax assistance for the value of term life insurance received under Ryland’s executive life insurance plan: Mr. Nicholson, 2011 - $8,739, 2010 - $7,662, 2009 - $6,728; Mr. Milne, 2011 - $11,285, 2010 - $10,540, 2009 - $9,684; Mr. Skelly, 2011 - $2,103, 2010 - $1,288, 2009 - $1,175; Mr. Fristoe, 2011 - $3,975, 2010 - $3,496, 2009 - $3,065; and Mr. Geckle, 2011 - $5,804, 2010 - $5,421, 2009 - $4,980;

c)

Reimbursement for executive health and fitness costs: Mr. Nicholson, 2011 - $2,640, 2010 - $3,080; Mr. Milne, 2011 - $2,640, 2010 - $1,745, 2009 - $2,640; Mr. Fristoe, 2011 - $2,640, 2010 - $2,640, 2009 - $2,640; Mr. Geckle, 2011 - $599, 2010 - $599, 2009 - $599; and tax assistance related to reimbursements: Mr. Nicholson, 2011 - $924, 2010 - $1,078; Mr. Milne, 2011 - $924, 2010 - $611, 2009 - $924; Mr. Fristoe, 2011 - $924, 2010 - $924, 2009 - $924; and Mr. Geckle, 2011 - $210, 2010 - $210, 2009 - $210;

d)

Executive medical reimbursement plan for expenses not covered by Ryland’s health insurance plan: Mr. Nicholson, 2011 - $5,512, 2010 - $10,866, 2009 - $7,626; Mr. Milne, 2011 - $3,692, 2010 - $7,027, 2009 - $6,219; Mr. Skelly, 2011 - $7,688, 2010 - $10,737, 2009 - $11,937; Mr. Fristoe, 2011 - $5,703, 2010 - $15,238, 2009 - $13,276; and Mr. Geckle, 2011 - $11,333, 2010 - $11,160, 2009 - $19,633;

e)

Personal Health and Services Allowance: Mr. Nicholson, 2011 - $72,000, 2010 - $72,000, 2009 - $62,250; Mr. Milne, 2011 - $49,000, 2010 - $49,000, 2009 - $49,000; Mr. Skelly, 2011 - $35,000, 2010 - $25,200, 2009 - $25,200; Mr. Fristoe, 2011 - $25,200, 2010 - $25,200, 2009 - $25,200; and Mr. Geckle, 2011 - $25,200, 2010 - $25,200, 2009 - $25,200;

f)

Ryland’s contributions to the Retirement Savings Opportunity Plan and the Executive and Director Deferred Compensation Plan II: Mr. Nicholson, 2011 - $63,000, 2010 - $72,000, 2009 - $95,596; Mr. Milne, 2011 - $30,600, 2010 - $33,000, 2009 - $54,115; Mr. Skelly, 2011 - $27,000, 2010 - $22,800, 2009 - $41,031; Mr. Fristoe, 2011 - $7,350, 2010 - $17,319, 2009 - $14,700; and Mr. Geckle, 2011 - $7,350; 2010 - $17,319, 2009 - $29,031; and

g)

Charitable contribution: For 2010, as a Director, Mr. Nicholson was given the opportunity to designate where Ryland made a $10,000 contribution to charity, and for 2009, Mr. Nicholson was given the opportunity to designate where Ryland made an $18,750 contribution to charity.

GRANTS OF PLAN-BASED AWARDS IN 2011

				Estimated Future Payouts Under			Estimated Future Payouts Under		All Other Option Awards: Number		Exercise Price of		Grant Date Fair Value
		Approval		Non-Equity Incentive Plan Awards			Equity Incentive		of Securities		Option		of Stock and
Name	Grant Date	Date		Threshold	Target	Maximum	Plan Awards		Underlying Options		Awards		Option Awards
Larry T. Nicholson	2/22/11	2/22/11	(1)	$ 0	$ 1,200,000	$ 1,200,000	–		–		–		–
	2/22/11	2/22/11	(2)	$ 0	$ 1,350,000	$ 2,025,000	–		–		–		–
	3/1/11	2/22/11		–	–	–	125,000	(3)	–		–		$ 2,065,000	(6)
	3/1/11	2/22/11		–	–	–	–		175,000	(4)	$ 16.52	(5)	$ 1,053,500	(7)

Gordon A. Milne	2/22/11	2/22/11	(1)	$ 0	$ 320,000	$ 320,000	–		–		–		–
	2/22/11	2/22/11	(2)	$ 0	$ 770,000	$ 1,155,000	–		–		–		–
	3/1/11	2/22/11		–	–	–	50,000	(3)	–		–		$ 826,000	(6)
	3/1/11	2/22/11		–	–	–	–		50,000	(4)	$ 16.52	(5)	$ 301,000	(7)

Peter G. Skelly	2/22/11	2/22/11	(1)	$ 0	$ 450,000	$ 450,000	–		–		–		–
	2/22/11	2/22/11	(2)	$ 0	$ 400,000	$ 600,000	–		–		–		–
	3/1/11	2/22/11		–	–	–	40,000	(3)	–		–		$ 660,800	(6)
	3/1/11	2/22/11		–	–	–	–		20,000	(4)	$ 16.52	(5)	$ 120,400	(7)

David L. Fristoe	2/22/11	2/22/11	(1)	$ 0	$ 200,000	$ 200,000	–		–		–		–
	2/22/11	2/22/11	(2)	$ 0	$ 324,000	$ 486,000	–		–		–		–
	3/1/11	2/22/11		–	–	–	25,000	(3)	–		–		$ 413,000	(6)
	3/1/11	2/22/11		–	–	–	–		10,000	(4)	$ 16.52	(5)	$ 60,200	(7)

Timothy J. Geckle	2/22/11	2/22/11	(1)	$ 0	$ 200,000	$ 200,000	–		–		–		–
	2/22/11	2/22/11	(2)	$ 0	$ 324,000	$ 486,000	–		–		–		–
	3/1/11	2/22/11		–	–	–	25,000	(3)	–		–		$ 413,000	(6)
	3/1/11	2/22/11		–	–	–	–		10,000	(4)	$ 16.52	(5)	$ 60,200	(7)

(1)

These amounts reflect the payments that may be made pursuant to the annual bonus incentive program for senior executives, which is discussed in the “Compensation Discussion and Analysis” under the section entitled “Annual Bonus Incentives” beginning on page 19 of this Proxy Statement. The named executive officers had their annual bonus incentive payment determined based upon Ryland’s adjusted consolidated pretax earnings. If Ryland achieved adjusted consolidated pretax earnings of $5 million or better in 2011, the named executive officers had the opportunity to receive the targeted annual bonus incentive payment. For each $1 million of adjusted consolidated pretax earnings that was less than $5 million in 2011, there would be a corresponding reduction of 4 percent of the targeted annual bonus incentive payment so that if Ryland achieved an adjusted consolidated pretax loss that was $20 million or greater, the named executive officers would not receive an annual bonus incentive payment. For 2011, Ryland’s adjusted consolidated pretax earnings were $3.35 million. Therefore, the named executive officers earned 93.4 percent of the targeted annual bonus incentive payment set forth above.

(2)

These amounts are the range of payments possible pursuant to the 2011 Retention Incentive Plan based upon Ryland’s annual adjusted return on equity for 2011. The Compensation Committee met on February 22, 2011 and approved performance goals based on Ryland’s annual adjusted return on equity for 2011 pursuant to the 2011 Retention Incentive Plan which is discussed in the “Compensation Discussion and Analysis” under the section entitled “Retention Incentive Awards” beginning on page 21 of this Proxy Statement. An annual adjusted return on equity of 3.5 percent would earn a participant the target amount of a payout under the 2011 Retention Incentive Plan. An annual adjusted return on equity of 7 percent would earn a participant the maximum amount of a payout under the 2011 Retention Incentive Plan. An annual adjusted return on equity of 0 percent would earn a participant a payout of 50 percent of the target amount pursuant to the 2011 Retention Incentive Plan. An annual adjusted return on equity of negative 7 percent was the threshold level of a payout under the 2011 Retention Incentive Plan. Ryland’s annual adjusted return on equity for 2011 was 0.7 percent which resulted in an award of 59.6 percent of the target amount for a payout under the 2011 Retention Incentive Plan. As a result, the named executive officers received the following awards for 2011: Mr. Nicholson, $804,600; Mr. Milne, $458,920; Mr. Skelly, $238,400; Mr. Fristoe, $193,104; and Mr. Geckle, $193,104. The first third of these awards was paid out in February 2012 and the remaining two-thirds are paid out pro rata in February 2013 and 2014 if the executives are employed by Ryland on December 31 of 2012 and 2013, respectively. In addition to the award grant, interest on amounts earned but not vested can be credited to the executive officers’ unvested amounts at a rate established by the Compensation Committee that is reasonable under Section 162(m) of the Code.

(3)

The Compensation Committee approved the grant of restricted stock units under Ryland’s 2008 Equity Incentive Plan at its meeting on February 22, 2011 and set a grant date of March 1, 2011. The grants include the right to receive quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by Ryland on its Common Stock. The performance criteria for this grant was met and the restricted stock units will vest and be paid out in one-third increments on each March 1 of 2012, 2013 and 2014, respectively, provided the executive officer is employed by Ryland on those dates.

(4)

The Compensation Committee approved the grant of non-qualified stock options under Ryland’s 2008 Equity Incentive Plan at its meeting on February 22, 2011 and set a grant date of March 1, 2011. The options vest in one-third increments on each March 1 of 2012, 2013 and 2014, respectively, provided the executive officer is employed by Ryland on those dates.

(5)	The exercise price of these non-qualified stock option awards is the closing market price of Ryland’s Common Stock on the date of grant which was March 1, 2011.

(6)

The grant date fair value of the restricted stock unit grants equals the number of restricted stock units multiplied by the closing market price of Ryland’s Common Stock on the date of grant, March 1, 2011, which was $16.52 per share.

(7)

The grant date fair value of the non-qualified stock options was calculated using the fair value per share of $6.02, determined using the Black-Scholes-Merton option pricing formula, multiplied by the number of options granted.

DISCUSSION OF COMPENSATION AGREEMENTS AND PLANS

Annual Bonuses for Executive Officers

For 2011, the named executive officers received an annual bonus determined by Ryland’s adjusted consolidated net earnings. If Ryland achieved an adjusted consolidated pretax profit of $5 million or greater in 2011, the named executive officers were eligible to receive targeted annual bonus payments in the following amounts: Mr. Nicholson, $1,200,000; Mr. Milne, $320,000; Mr. Skelly, $450,000; Mr. Fristoe, $200,000; and Mr. Geckle, $200,000. For each $1 million of adjusted consolidated pretax earnings that was less than a profit of $5 million in 2011, there was a corresponding reduction of 4 percent of the targeted annual bonus incentive payment so that if Ryland realized an adjusted consolidated pretax loss that was greater than $20 million, the named executive officers would not have received an annual bonus incentive payment. Ryland achieved an adjusted consolidated pretax profit of $3.35 million in 2011 and therefore, the named executive officers received a payout of 93.4 percent of their targeted annual bonus payment opportunity for 2011.

For 2010, the named executive officers received an annual bonus determined by Ryland’s adjusted consolidated net earnings. If Ryland achieved an adjusted consolidated net loss of $5 million or less for 2010, the named executive officers were eligible to receive targeted annual bonus payments in the following amounts: Mr. Nicholson, $1,200,000; Mr. Milne, $320,000; Mr. Skelly, $400,000; Mr. Fristoe, $200,000 and Mr. Geckle, $200,000. For each $1 million of adjusted consolidated net loss that was greater than $5 million in 2010, there would have been a corresponding reduction of 4 percent of the targeted annual bonus incentive payment so that if Ryland realized an adjusted consolidated net loss that was greater than $30 million, the named executive officers would not have received an annual bonus incentive payment. Given that Ryland achieved adjusted consolidated net earnings of $13.3 million in 2010, the named executive officers received their targeted annual bonus payment opportunity for 2010.

For 2009, the named executive officers received an annual bonus determined by Ryland’s net cash provided by operating activities as contained within Ryland’s Consolidated Statements of Cash Flows. If Ryland generated the performance target amount of $200 million or greater of net cash provided by operating activities in 2009, the named executive officers were eligible to receive targeted annual bonus payments in the following amounts: Mr. Nicholson, $1,500,000; Mr. Milne, $400,000; Mr. Skelly, $400,000; Mr. Fristoe, $250,000 and Mr. Geckle, $250,000. For each $1 million of net cash provided by operating activities below $200 million generated by Ryland in 2009, there would be a corresponding reduction of 1 percent of the targeted annual bonus payment. Given that Ryland achieved the performance target by generating greater than $200 million of net cash provided by operating activities in 2009, the named executive officers received their targeted annual bonus payment opportunity for 2009.

Ryland Retention Incentive Award Plan

Each of the named executive officers was entitled to participate in the long-term retention incentive award plan which for 2011 was known as the 2011 Retention Incentive Plan. This plan is intended to incentivize the retention and stability of Ryland’s senior management team. At its February 2011 meeting, the Compensation Committee approved performance goals for the grant of awards for 2011 pursuant to the 2011 Retention Incentive Plan. Awards under the 2011 Retention Incentive Plan were targeted as a percentage of the participant’s base salary. For 2011, the named executive officers had performance award targets that ranged from 80 percent to 150 percent of their respective base salaries. The performance goals to determine awards pursuant to the 2011 Retention Incentive Plan were based on Ryland’s annual adjusted return on equity for 2011.

Ryland’s annual adjusted return on equity for 2011 was 0.7 percent which resulted in an award pursuant to the 2011 Retention Incentive Plan at 59.6 of the performance award targets. These awards to the named executive officers were paid 75 percent in cash and 25 percent in restricted stock units which vest in three equal annual installments with the initial vesting occurring at the time that the performance for 2011 was determined. Thereafter, the remaining two annual unvested award payouts are earned and payable in February of 2013 and 2014 if the named executive officers remain employed by Ryland on December 31st of 2012 and 2013, respectively.

Upon the death, disability or retirement of a participant, all amounts of deferred performance awards vest and are paid to a participant or a participant’s beneficiary. Upon a participant’s voluntary or involuntary termination of employment, all unvested deferred performance awards are forfeited, and all vested deferred awards are paid in accordance with the terms of the plan; however, if the termination is for “cause,” the participant also forfeits all vested unpaid deferred awards. Upon a “change of control” of Ryland, all unvested deferred performance awards vest and are paid within 30 days to the participants.

Equity Incentive Plan

Ryland’s 2011 Equity and Incentive Plan (“Equity Incentive Plan”) permits the granting of stock options, restricted stock awards, stock units or any combination of the foregoing to Ryland’s employees, officers and others providing services to Ryland. Ryland has issued both stock options and restricted stock units to its executive officers and managers under the Equity Incentive Plan.

Restricted Stock Unit Grants

On March 1 of 2009, 2010 and 2011, Ryland’s executive officers received grants of restricted stock units. These grants of restricted stock units to executive officers vest ratably in annual installments over a three-year period with the first installments vesting on March 1, 2010 for the 2009 grant, March 1, 2011 for the 2010 grant and March 1, 2012 for the 2011 grant. With respect to the 2009 grant, the performance criteria for this award was met given that Ryland generated a targeted amount of $200 million of net cash provided by operating activities for 2009 as contained within the Consolidated Statements of Cash Flows. With respect to the 2010 grant, the initial vesting of these restricted stock units was conditioned on Ryland achieving a targeted adjusted consolidated net loss of $5 million or less for 2010. With respect to the 2010 grant, the performance criteria for this award was met given that Ryland achieved adjusted consolidated net earnings that were less than the targeted level of a net loss of $5 million or less for 2010. With respect to the 2011 grant, the initial vesting of 100 percent of these restricted stock units was conditioned on Ryland achieving a positive level of adjusted consolidated pretax earnings for 2011. Because this performance criteria was met for the 2011 grant together with the satisfaction of the performance criteria for prior grants, the only remaining condition for vesting is the continued employment of the executive officers on the applicable vesting dates. In connection with his promotion to Chief Executive Officer of Ryland, Mr. Nicholson received a grant of 116,482 restricted stock units on June 1, 2009. Additionally, in connection with the Compensation Committee’s review of Mr. Nicholson’s CEO compensation program, Mr. Nicholson received a grant of 30,000 restricted stock units on April 30, 2010. Both of these grants to Mr. Nicholson are not subject to performance criteria and vest ratably in equal annual installments over a three-year period with the first installment vesting on the first anniversary of the date of grant, subject to Mr. Nicholson’s continued employment on each vesting date. Restricted stock unit grants to executive officers include cash dividend equivalent payments with respect to the unvested restricted stock units as of each dividend payment date related to Ryland’s Common Stock. Ryland amended its form of restricted stock unit agreement for any current or future grants to defer the receipt of cash dividend equivalent payments until the vesting of the related restricted stock units. Upon vesting, these awards are paid 50 percent in shares of Ryland’s Common Stock and 50 percent in cash equal to the fair market value of the restricted stock units on the date of vesting. Payment of 50 percent of the fair market value of the vested restricted stock units in cash permits the satisfaction of any applicable tax withholding required in connection with the vesting of these units. In the case of a “change of control” of Ryland, the unvested restricted stock units vest and are paid in full.

Stock Option Awards

On March 1, 2009, Mr. Nicholson was granted a stock option grant to purchase 106,000 shares of Common Stock at an exercise price of $14.13 per share, which was the closing market price of Ryland’s Common Stock on the grant date. On March 1, 2010, the named executive officers received grants of stock options to purchase Ryland Common Stock in the following amounts: Mr. Nicholson, 175,000 shares; Mr. Milne, 50,000 shares; Mr. Skelly, 10,000 shares; Mr. Fristoe, 10,000 shares; and Mr. Geckle, 10,000 shares. The exercise price for these grants is $23.27 per share, which was the closing market price of Ryland’s Common Stock on the grant date of March 1, 2010. On March 1, 2011, the named executive officers received grants of stock options to purchase Ryland Common Stock in the following amounts: Mr. Nicholson, 175,000 shares; Mr. Milne, 50,000 shares; Mr. Skelly, 20,000 shares; Mr. Fristoe, 10,000 shares; and Mr. Geckle, 10,000 shares. The exercise price for these grants is $16.52 per share, which was the closing market price of Ryland’s Common Stock on the grant date of March 1, 2011. These grants of stock options vest ratably in equal annual installments over a three-year period with the first installment vesting on the first anniversary date of the date of grant and must be exercised within five years of the date of grant. In the case of a “change of control” of Ryland, any unvested stock option awards shall vest and become immediately exercisable.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards					Stock Awards
									Equity Incentive Plan Awards
	Number of Securities					Number of		Market Value of	Number of		Market Value of
	Underlying					Shares or Units		Shares or Units	Unearned Shares		Unearned Shares
	Unexercised Options			Option	Option	of Stock That		of Stock That Have	or Units That		or Units That Have
Name	Exercisable	Unexercisable		Exercise Price	Expiration Date	Have Not Vested		Not Vested (8)	Have Not Vested		Not Vested (8)

Larry T. Nicholson	20,000	–		$ 22.18	3/15/12	35,333	(4)	$556,848	125,000	(9)	$1,970,000
	14,000	–		$ 20.99	2/26/13	38,827	(5)	$611,914	–		–
	14,000	–		$ 40.00	2/25/14	83,333	(6)	$1,313,328	–		–
	30,000	–		$ 44.65	5/1/12	20,000	(7)	$315,200	–		–
	75,000	–		$ 37.37	7/1/12	–		–	–		–
	100,000	–		$ 27.38	10/1/13	–		–	–		–
	70,667	35,333	(1)	$ 14.13	3/1/14	–		–	–		–
	58,334	116,666	(2)	$ 23.27	3/1/15	–		–	–		–
	–	175,000	(3)	$ 16.52	3/1/16	–		–	–		–
Gordon A. Milne	60,000	–		$ 20.99	2/26/13	11,667	(4)	$183,872	50,000	(9)	$788,000
	60,000	–		$ 40.00	2/25/14	33,333	(6)	$525,328	–		–
	40,000	–		$ 44.65	5/1/12	–		–	–		–
	16,667	33,333	(2)	$ 23.27	3/1/15	–		–	–		–
	–	50,000	(3)	$ 16.52	3/1/16	–		–	–		–
Peter G. Skelly	6,000	–		$ 22.18	3/15/12	9,000	(4)	$141,840	40,000	(9)	$630,400
	4,760	–		$ 20.99	2/26/13	21,333	(6)	$336,208	–		–
	14,000	–		$ 40.00	2/25/14	–		–	–		–
	25,000	–		$ 44.65	5/1/12	–		–	–		–
	3,334	6,666	(2)	$ 23.27	3/1/15	–		–	–		–
	–	20,000	(3)	$ 16.52	3/1/16	–		–	–		–
David L. Fristoe	10,200	–		$ 20.99	2/26/13	6,667	(4)	$105,072	25,000	(9)	$394,000
	30,000	–		$ 40.00	2/25/14	16,666	(6)	$262,656	–		–
	20,000	–		$ 44.65	5/1/12	–		–	–		–
	3,334	6,666	(2)	$ 23.27	3/1/15	–		–	–		–
	–	10,000	(3)	$ 16.52	3/1/16	–		–	–		–
Timothy J. Geckle	30,000	–		$ 20.99	2/26/13	6,667	(4)	$105,072	25,000	(9)	$394,000
	30,000	–		$ 40.00	2/25/14	16,666	(6)	$262,656	–		–
	20,000	–		$ 44.65	5/1/12	–		–	–		–
	3,334	6,666	(2)	$ 23.27	3/1/15	–		–	–		–
	–	10,000	(3)	$ 16.52	3/1/16	–		–	–		–

(1)	These unexercisable stock options were granted on March 1, 2009, and vest on March 1, 2012, if Mr. Nicholson is employed by Ryland on that date.
(2)

These unexercisable stock options were granted on March 1, 2010, and vest ratably in two remaining installments on March 1 of 2012 and 2013, if the executive officers are employed by Ryland on those dates.

(3)

These unexercisable stock options were granted on March 1, 2011, and vest ratably in three annual installments on each March 1 of 2012, 2013 and 2014, if the executive officers are employed by Ryland on those dates.

(4)

These unvested restricted stock units were granted on March 1, 2009, conditioned on Ryland generating $200 million or greater of net cash provided by operating activities in 2009. This performance criteria was satisfied. Therefore, the executive officers will vest in these unvested restricted stock units on March 1, 2012, if they are employed by Ryland on that date.

(5)

These unvested restricted stock units were granted on June 1, 2009, and were not subject to performance criteria. Therefore, Mr. Nicholson will vest in these unvested restricted stock units on June 1, 2012, if he is employed by Ryland on that date.

(6)

These unvested restricted stock units were granted on March 1, 2010, conditioned on Ryland achieving an adjusted consolidated net loss of $5 million or less in 2010. This performance criteria was satisfied. Therefore, the executive officers will vest in one-half of these unvested restricted stock units on each March 1 of 2012 and 2013, if they are employed by Ryland on those dates.

(7)

These unvested restricted stock units were granted on April 30, 2010, and were not subject to performance criteria. Therefore, Mr. Nicholson will vest in one- half of these unvested restricted stock units on each April 30 of 2012 and 2013, if he is employed by Ryland on those dates.

(8)

The market value of the restricted stock units equals the number of restricted stock units times the closing price of Ryland’s Common Stock which was $15.76 per share on December 30, 2011, the last trading date before December 31, 2011.

(9)

These unvested restricted stock units were granted on March 1, 2011, conditioned on Ryland achieving positive adjusted consolidated pretax earnings in 2011. This performance criteria was satisfied. Therefore, the executive officers will vest in one-third of these unvested restricted stock units on each March 1 of 2012, 2013 and 2014, if they are employed by Ryland on those dates.

OPTION EXERCISES AND STOCK VESTED IN 2011

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized
Name	Acquired on Exercise	on Exercise	Acquired on Vesting		on Vesting

Larry T. Nicholson	–	–	35,333	(1)	$ 583,701
	–	–	41,667	(2)	$ 688,339
	–	–	10,000	(3)	$ 173,100
	–	–	14,000	(4)	$ 242,340
	–	–	38,827	(5)	$ 687,238

Gordon A. Milne	–	–	11,666	(1)	$ 192,722
	–	–	16,667	(2)	$ 275,339
	–	–	14,000	(4)	$ 242,340
	–	–	10,000	(6)	$ 126,600

Peter G. Skelly	–	–	9,000	(1)	$ 148,680
	–	–	10,667	(2)	$ 176,219
	–	–	10,000	(4)	$ 173,100

David L. Fristoe	–	–	6,666	(1)	$ 110,122
	–	–	8,334	(2)	$ 137,678
	–	–	7,333	(4)	$ 126,934

Timothy J. Geckle	–	–	6,666	(1)	$ 110,122
	–	–	8,334	(2)	$ 137,678
	–	–	7,333	(4)	$ 126,934

(1)

Having met the related performance requirement, Messrs. Nicholson, Milne, Skelly, Fristoe and Geckle, respectively, vested on March 1, 2011, in 35,333, 11,666, 9,000, 6,666 and 6,666 restricted stock units which were granted on March 1, 2009. The per share market value of the vested restricted stock units on March 1, 2011, was $16.52, which was the closing price of Ryland’s Common Stock on that date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by each of the officers was as follows: Mr. Nicholson, $291,842; Mr. Milne, $96,361; Mr. Skelly, $74,340; Mr. Fristoe, $55,061; and Mr. Geckle, $55,061; and the cash amount received by each of the officers was as follows: Mr. Nicholson, $291,859; Mr. Milne, $96,361; Mr. Skelly, $74,340; Mr. Fristoe, $55,061; and Mr. Geckle, $55,061.

(2)

Having met the related performance requirement, Messrs. Nicholson, Milne, Skelly, Fristoe and Geckle, respectively, vested on March 1, 2011 in 41,667, 16,667, 10,667, 8,334 and 8,334 restricted stock units which were granted on March 1, 2010. The per share market price of the vested restricted stock units on March 1, 2011, was $16.52, which was the closing price of Ryland’s Common Stock on that date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by each of the officers was as follows: Mr. Nicholson, $344,161; Mr. Milne, $137,661; Mr. Skelly, $88,101; Mr. Fristoe, $68,839; and Mr. Geckle, $68,839, and the cash amount received by each of the officers was as follows: Mr. Nicholson, $344,178; Mr. Milne, $137,678; Mr. Skelly, $88,118; Mr. Fristoe, $68,839; and Mr. Geckle, $68,839.

(3)

Mr. Nicholson vested on April 30, 2011, in 10,000 restricted stock units which were granted on April 30, 2010, and which were not subject to the satisfaction of performance requirements. The per share market value of the vested restricted stock units on April 30, 2011, was $17.31, which was the closing price of Ryland’s Common Stock on April 29, 2011, the last trading date prior to the vesting date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by Mr. Nicholson was $86,550 and the cash amount received by Mr. Nicholson was $86,550.

(4)

Having met the related performance requirement, Messrs. Nicholson, Milne, Skelly, Fristoe and Geckle, respectively, vested on May 1, 2011, in 14,000, 14,000, 10,000, 7,333 and 7,333 restricted stock units which were granted on May 1, 2008. The per share market value of the vested restricted stock units on May 1, 2011, was $17.31, which was the closing price of Ryland’s Common Stock on April 29, 2011, the last trading date prior to the vesting date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by each of the officers was as follows: Mr. Nicholson, $121,170; Mr. Milne, $121,170; Mr. Skelly, $86,550; Mr. Fristoe, $63,458; and Mr. Geckle, $63,458, and the cash amount received by each of the officers was as follows: Mr. Nicholson, $121,170; Mr. Milne, $121,170; Mr. Skelly, $86,550; Mr. Fristoe, $63,476; and Mr. Geckle, $63,476.

(5)

Mr. Nicholson vested on June 1, 2011, in 38,827 restricted stock units which were granted on June 1, 2009, and which were not subject to the satisfaction of performance requirements. The per share market value of the vested restricted stock units on June 1, 2011, was $17.70, which was the closing price of Ryland’s Common Stock on that date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by Mr. Nicholson was $343,610 and the cash amount received by Mr. Nicholson was $343,628.

(6)

Mr. Milne vested on November 1, 2011, in 10,000 restricted stock units which were granted on November 1, 2008, and which were not subject to the satisfaction of performance requirements. The per share market value of the vested restricted stock units on November 1, 2011, was $12.66, which was the closing price of Ryland’s Common Stock on that date. The payment of these vested restricted stock units was provided 50 percent in stock and 50 percent in cash. Therefore, the market value of the shares of Common Stock received by Mr. Milne was $63,300, and the cash amount received by Mr. Milne was $63,300.

2011 PENSION BENEFITS

		Number of Years	Present Value of Accumulated
Name	Plan Name	Credited Service	benefit at December 31, 2011

Larry T. Nicholson	SESRP	5 (1)	$923,974
Gordon A. Milne	SESRP	5 (1)	$1,295,921
Peter G. Skelly	SESRP	3	$369,410
David L. Fristoe	SESRP	5 (1)	$988,652
Timothy J. Geckle	SESRP	5 (1)	$1,295,921

(1)          Messrs. Nicholson, Milne, Fristoe and Geckle are fully vested in the SESRP Benefit because they completed the 5-year requirement for full vesting.

Ryland established the Senior Executive Supplemental Retirement Plan (“SESRP”) for the benefit of executive officers. The SESRP gives participants the opportunity to receive a benefit in the form of 15 annual payments in the amount of $150,000 each, or the present value equivalent of this benefit payment in a lump sum cash payment calculated using a discount rate equal to Ryland’s “cost of money,” as defined in the SESRP, for the year in which the participant reaches the age of 60 (“SESRP Benefit”). A participant can receive an increase to their SESRP Benefit for each day of service provided by a participant after their 60th birthday at an interest rate equal to Ryland’s “cost of money” for the year in which the days of service are completed. Participants vest at the rate of 20 percent per year on each anniversary date of their participation in the SESRP provided they are continuously employed by Ryland from commencement of participation in the SESRP through the date of vesting. Messrs. Nicholson, Milne, Fristoe and Geckle are fully vested in the SESRP Benefit. Mr. Skelly began his participation in the SESRP in 2008 and was 60 percent vested on December 31, 2011. Participants are fully vested in the SESRP Benefit upon the occurrence of a “change of control” or an “involuntary termination of employment without cause” as defined in the plan. Payment of a participant’s vested SESRP Benefit will begin on the later of the date that is six months after the date of the participant’s “separation from service” or within 60 days of the first day of January following the participant’s 60th birthday, unless the participant elects a later January 1 payment date, which date may be no later than the January 1 following his 65th birthday. The present value equivalent of the accumulated benefit at December 31, 2011 for participants in the SESRP was calculated using the applicable vested percent of the full-benefit payment stream with payout beginning on January 1 following the participant’s 60th birthday for 15 years in a lump sum payment in the amount of the present value equivalent of the benefit calculated using an 8 percent discount rate, and then discounting such amount back to present value on December 31, 2011, using a 7 percent discount rate. The terms of the SESRP are set forth in the plan document, and the description contained in this Proxy Statement is subject to and governed by the plan document.

2011 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Company Contributions	Aggregate Earnings/	Aggregate Withdrawals/	Aggregate Balance
Name	Contributions in 2011	in 2011 (1)	(Losses) in 2011 (2)	Distributions in 2011	at December 31, 2011 (3)

Larry T. Nicholson	$126,000	$55,650	$(1,975)	$(330,648)	$176,658

Gordon A. Milne	$61,200	$23,250	$139	$(177,336)	$82,756

Peter G. Skelly	$54,000	$19,650	–	$(66,456)	$73,650

David L. Fristoe	$12,000	–	$(2,632)	–	$45,042

Timothy J. Geckle	–	–	$(38)	$(86,145)	–

(1)          Matching contributions to the EDDCP II made by Ryland are also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 28 of this Proxy Statement.

(2)          Represents earnings or losses related to participants’ accounts that are invested in a variety of independently managed investment funds available under the plan.

(3)          This aggregate balance represents the participants’ accounts in the EDDCPII, which is the nonqualified deferred compensation plan maintained by Ryland.

All contributions set forth in the table above are pursuant to Ryland’s Executive and Director Deferred Compensation Plan II (“EDDCP II”) which allows executives to defer receipt of a portion of base salary and annual bonus. Participants are eligible to receive matching contributions from Ryland in an amount equal to 50 cents for each dollar contributed by a participant up to 6 percent of a participant’s annual base salary and bonus. These contributions are in excess of the limitations on contributions that apply to Ryland’s qualified deferred compensation plan known as the Retirement Savings Opportunity Plan. Ryland’s matching contributions vest upon the earlier of one-third at the end of each of the executive’s first three years of service, or the death, disability or retirement of the executive or a “change of control” of Ryland. As of December 31, 2011, all of the named executive officers had fully vested in Ryland’s matching contributions due to their length of employment with Ryland.

Under the EDDCP II, participants make irrevocable deferral elections for their compensation prior to the end of the year preceding the plan year in which the services giving rise to the compensation to be deferred are performed or, at the discretion of the Committee administering the plan, prior to six months before the end of the performance service period for the compensation being deferred if the compensation is determined to be “performance-based.” Participants may defer up to 100 percent of their annual base salary and bonus in the EDDCP II. For purposes of the EDDCP II, compensation that qualifies for deferral does not include amounts earned or paid under Ryland’s retention incentive award plan, personal health and services allowance, executive health and fitness benefit, discretionary bonuses, stock options, fringe benefits, relocation expenses, non-monetary awards and other allowances paid to an executive for employment services rendered.

The value of aggregate earnings or losses in deferred accounts within the EDDCP II is determined based upon the performance of investment funds selected by the participant from a range of choices provided by Ryland and the plan administrator. Changes to investment fund elections may be made by the participants from time-to-time, and changes to the selection of funds available under the plan may be made by Ryland at any time upon a minimum of a month’s notice to plan participants.

Participants may elect to receive distributions from their accounts under the EDDCP II on a fixed payment date, upon determination of disability or the occurrence of a “change in control,” or after six months from the date of their “separation from service” with Ryland in the form of a lump sum cash payment or up to 15 annual installments. Participants also may withdraw their funds due to an unforeseeable financial emergency at the sole discretion of Ryland.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Potential Payments under Mr. Nicholson’s CEO Severance Agreement

In accordance with Mr. Nicholson’s CEO Severance Agreement dated December 17, 2009, if Mr. Nicholson’s employment is terminated by Ryland without “cause,” he receives a lump sum cash payment equal to the aggregate amount of 24 months of his annual base salary as in effect prior to the date of notice of termination. Additionally, Mr. Nicholson’s participation in the life, medical, dental, vision, AD&D, prescription drug, long-term disability and executive medical reimbursement programs provided by Ryland prior to the date of notice of termination are continued or equivalent benefits provided by Ryland for a period of two years. Also, Ryland will pay to Mr. Nicholson a lump sum cash payment equal to the value of coverage under Ryland’s executive life insurance program as well as the value of the personal health services allowance and health club benefit programs for a period of 24 months. Ryland will pay Mr. Nicholson a prorated share of his annual bonus incentive payment for the year in which the termination occurs and he will receive a payment of all benefits to which he has a vested right at the time of termination. Mr. Nicholson shall fully vest in any unvested grants of equity stock options and restricted stock unit awards as well as any unvested prior year awards or awards made for the year in which termination occurs under the retention incentive award plan. Also, in connection with a termination of employment without “cause,” Mr. Nicholson receives a separation from service lump sum cash payment equal to twice the highest amount of annual bonus incentive payment paid or payable in the three previous years prior to the year of termination of employment as well as a separation from service equity award equal to the highest restricted stock unit award granted during the three previous years. In the event the foregoing equity award cannot be made, Ryland will pay Mr. Nicholson a lump sum cash payment in an amount equal to the fair market value of such shares. In accordance with the “Policy Regarding Stockholder Approval of Severance Agreements,” which is discussed on page 25 of this Proxy Statement, all payments and benefits provided above may not exceed the “Severance Benefits Limitation” set forth in the Severance Policy.

The table below sets forth the assumed amount of payments that would be paid to Mr. Nicholson if there had been a termination of his employment by Ryland without “cause” on December 31, 2011.

Payments to Mr. Nicholson upon a termination of employment by Ryland without “cause” on December 31, 2011

Twenty-four months of annual base salary	$1,800,000

2011 annual bonus incentive payment	$1,120,800

Value of health and welfare benefits for two years	$83,358

Lump sum cash payment equal to the value of additional benefits for two years	$165,880

Accelerated vesting of equity awards	$4,824,882

Accelerated vesting of deferred awards under the TRG or 2011 Retention Incentive Plan	$779,986

Separation from service lump sum cash payment equal to twice the highest annual bonus paid in the three prior years	$3,000,000

Separation from service equity award equal to the highest restricted stock unit award granted during the three prior years	$1,970,000

TOTAL	$13,744,906

In the event that Mr. Nicholson’s employment is terminated by reason of death, his benefits are determined in accordance with Ryland’s retirement, Senior Executive Supplemental Retirement Plan, insurance or other applicable program then in effect. In addition, Ryland shall pay to Mr. Nicholson’s beneficiaries or estate a prorated share of his bonus for the year in which termination occurs as well as all benefits to which they have a right in accordance with the plan or agreement governing such benefits.

In the event that Mr. Nicholson becomes “disabled” and is unable to perform his duties for more than 120 days during any 12-month period or, in the reasonable determination of the Board of Directors, Mr. Nicholson’s “disability” would exist for more than 120 days, Ryland has the right to terminate his employment. Upon such termination, Ryland’s obligation to pay and provide compensation shall expire except that Ryland will pay to Mr. Nicholson a prorated share of his bonus for the year in which termination occurs. Additionally, Ryland will pay Mr. Nicholson his base salary through the effective date of termination and shall pay all benefits to which he has a vested right in accordance with the plan, document or agreement governing such benefits. “Disability” means the incapacity of Mr. Nicholson to engage in the performance of his duties with Ryland, due to injury, illness, disease or bodily or mental infirmity.

Mr. Nicholson may terminate his employment with Ryland at any time by giving the Board of Directors 90 day’s written notice prior to the effective date of termination. Upon termination, Ryland will pay Mr. Nicholson his base salary through the date of termination and all benefits to which he has a vested right. Mr. Nicholson will not receive an annual bonus for the year in which termination occurs.

The Board of Directors may terminate Mr. Nicholson’s employment at any time for “cause” and Ryland will pay Mr. Nicholson his base salary through the date of termination. Mr. Nicholson will forfeit all rights and benefits he is entitled to receive including any right to a bonus for the year in which termination occurs, but excluding any benefits in which he has a vested right. “Cause” is defined as Mr. Nicholson’s willful and continued failure to perform the material duties of his position after receiving notice of and being given reasonable opportunity to cure such failure, willful misconduct demonstrably and materially injurious to Ryland, or conviction of a felony.

Potential Payments under Senior Executive Severance Agreements

Prior to 2006, Ryland entered into Senior Executive Severance Agreements with certain of its executive officers, including Messrs. Nicholson, Milne, Fristoe and Geckle. Pursuant to these agreements, upon a “separation from service” within a “change of control period,” the executives receive a lump sum cash payment equal to their unpaid salary for the remainder of the year in which the “separation from service” occurs, a pro rata bonus through the date of the “separation from service” based on the highest bonus earned by the executives in any of the three years prior to their termination, plus an amount equal to two times the highest “annual compensation” paid to them for any of the three years prior to their termination. In 2006, Ryland revised its form of Senior Executive Severance Agreement offered to new executive officers to comply with the newly adopted “Policy Regarding Stockholder Approval of Severance Agreements,” as discussed beginning on page 25 of this Proxy Statement. Mr. Skelly executed the revised form of Ryland’s Senior Executive Severance Agreement that is subject to the Policy. His agreement provides that upon a “separation from service” during a “change of control period,” he will receive a lump sum cash payment equal to a pro rata bonus through the date of the “separation from service” based on the target annual bonus for the year in which the “separation from service” occurs or in the absence of a specified target annual bonus for that year, the highest bonus earned by him in any of the last three years prior to termination, plus an amount equal to two times the highest “annual compensation” paid to him for any of the three years prior to termination. For purposes of all of the Senior Executive Severance Agreements, “annual compensation” means the sum of an executive’s annual base salary and bonus paid or earned even though paid in a subsequent year, and all amounts credited to the executive, vested and unvested, under any incentive compensation or other benefit or compensation plan of Ryland, including the retention and equity incentive award plans.

Further, upon “separation from service” during a “change of control period,” each of the executives receives two years participation, at no cost to them, in the life, accident and health insurance, employee welfare benefit and executive medical reimbursement plans in which they participate. The estimated cost for participation in these benefits for two years is as follows: Mr. Nicholson, $86,130; Mr. Milne, $64,366; Mr. Skelly, $83,720; Mr. Fristoe, $85,088; and Mr. Geckle, $85,088. In addition, the executives receive an equivalent cash payment for two years of continued participation in the personal health and services allowance, health club benefit and benefits provided to the executive prior to the “change of control.” If any of the executives move their residence in order to pursue professional or career opportunities within two years after the date of their “separation from service” within a “change of control period,” they are reimbursed for any expenses incurred in relocating, including taxes payable on the reimbursement, any costs or commissions related to selling their homes, all moving expenses and any other benefits provided by Ryland under its relocation program. Messrs. Nicholson, Milne, Fristoe and Geckle will receive a lump sum cash payment equal to 10 percent of their “annual compensation” for the calendar year immediately preceding their termination of employment in lieu of the reimbursement for outplacement services. Under his Senior Executive Severance Agreement, Mr. Skelly is eligible to receive reimbursement for outplacement services used within two years of the date of his “separation from service” during a “change of control period” up to 25 percent of his “annual compensation” for the calendar year prior to the date of his “separation from service.”

The “change of control period” for the Senior Executive Severance Agreements begins on the date Ryland becomes aware of or enters into discussions or negotiations that could involve a “change of control” and ends on the earlier of two years after the effective date of a “change of control” or the date on which a “change of control” is no longer discussed or proposed to occur. For purposes of the Senior Executive Severance Agreements, a “change of control” occurs when: a) a third party acquires beneficial ownership of 20 percent or more of the voting power of Ryland’s outstanding voting securities; b) the first purchase of shares of Ryland’s Common Stock is made under a tender or exchange offer by a third party; c) during any two-year period, members of the Board of Directors at the beginning of the period cease for any reason to constitute a majority of the Board, unless the election of each new Director was approved by two-thirds of the Board members at the beginning of the two-year period who are still in office; or d) Ryland’s stockholders approve a merger, consolidation, liquidation or dissolution of Ryland, or the sale of all or substantially all of Ryland’s assets. For purposes of the Senior Executive Severance Agreements, a “separation from service” occurs when an executive’s employment is terminated by Ryland without “cause” or by the executive with “good reason.” The executive’s employment is terminated as of the date Ryland and the executive reasonably anticipate that no further services will be performed or that the bona fide services the executive will perform will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period. “Good reason” means a) the executive is assigned any duties or responsibilities that are inconsistent in any respect with his position, duties, responsibilities or status prior to a “change of control period”; b) Ryland requires the executive, without his consent, to be based at a location which is more than 50 miles from the executive’s then current primary residence; c) the executive’s base salary, bonus or any other benefits, incentive compensation or compensation plans are reduced; or d) the executive experiences in any year a reduction in the ratio of the executive’s incentive compensation, bonus or other such payments to his base compensation, or a reduction in the method of calculation of the executive’s incentive compensation, bonus or other such payment if these benefits or payments are calculated other than as a percentage of base salary.

All rights, awards and benefits of the executives under Ryland’s benefit, incentive and equity plans immediately vest in full, and the executives receive the amount of these rights, awards and benefits in a lump sum cash payment equal to the amount of these rights, awards and benefits upon a “separation from service” within a “change of control period.”

If any payment under the Senior Executive Severance Agreements would subject the executive officers to an excise tax under Section 4999 of the Code, Ryland or its successor shall pay the executives an additional amount sufficient to cover the excise tax and any interest or penalties payable that may be imposed, as well as any applicable federal and state income, Medicare and employment taxes that apply to the additional amounts paid. There are no payments of estimated excise tax and related tax assistance in the table below because the payments to named executive officers upon a “separation from service” on December 31, 2011 within a “change of control period” would not have generated an excise tax for the named executive officers.

Pursuant to Ryland’s Senior Executive Supplemental Retirement Plan (the “SESRP”), vesting of benefits is accelerated immediately upon a “change of control” of Ryland or an “involuntary termination of employment without cause” as defined in the SESRP.

The table below sets forth the assumed amount of payments that would be paid to the named executive officers in the event of a “separation from service” on December 31, 2011 within a “change of control period.”

Payments to named executive officers upon a “separation from service”

on December 31, 2011 within a “change of control period”

	Larry T.	Gordon A.	Peter G.	David L.	Timothy J.
	Nicholson (3)	Milne	Skelly	Fristoe	Geckle
Two times highest “annual compensation” paid during 2008, 2009 or 2010	$9,367,104	$4,472,258	$2,728,060	$2,275,448	$2,275,442

Estimation of two years insurance and other benefits	$237,258	$169,494	$160,848	$142,616	$142,616

Accelerated vesting of deferred awards under the TRG and 2011 Retention Incentive Plan	$779,986	$444,881	$210,901	$187,197	$187,197

Accelerated vesting of unvested equity awards	$4,824,882	$1,497,200	$1,108,448	$761,728	$761,728

Outplacement assistance (1)	$468,355	$217,531	N/A	$106,151	$106,151

Acceleration of SESRP Benefit (2)	N/A	N/A	$246,273	N/A	N/A
TOTAL	$15,677,585	$6,801,364	$4,454,530	$3,473,140	$3,473,134

(1)

Lump sum cash payment equal to 10 percent of 2010 “annual compensation” for the executives named above except Mr. Skelly who is eligible to receive reimbursement for the costs of all outplacement assistance he receives up to 25 percent of his “annual compensation,” which potential reimbursement amount is not determinable at this time.

(2)	Messrs. Nicholson, Milne, Fristoe and Geckle are fully vested in their SESRP Benefit.

(3)

Mr. Nicholson’s CEO Severance Agreement sets forth the terms and conditions that are applicable if Mr. Nicholson’s employment is terminated in the future as a result of his death or disability, a voluntary termination by Mr. Nicholson, a termination by Ryland without “Cause” and a termination for “Cause.” In the event of a “Change of Control,” Mr. Nicholson has the option to have a separation from service governed by the provisions of his Senior Executive Severance Agreement or the CEO Severance Agreement. The amounts reflected in the table above are pursuant to his Senior Executive Severance Agreement.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. We ask that you approve the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” beginning on page 13 of this Proxy Statement and the accompanying tables contained in this Proxy Statement.

Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success, and to link the majority of their compensation to pay-for-performance measures based primarily on profitability and, for 2012, secondarily on home sales and closings. In 2011, our named executive officers were rewarded under our annual cash bonus plan based on the achievement of an annual goal tied to adjusted consolidated pretax earnings. They received 2011 long-term incentive awards in connection with Ryland’s 2011 Retention Incentive Plan based on the achievement of an annual goal tied to targeted levels of annual adjusted return on equity. A portion of the total compensation for our named executive officers is provided pursuant to restricted stock unit awards which have performance criteria as well as time vesting requirements which we believe align the interests of the named executive officers with the interests of our stockholders. The stock option awards that are provided to named executive officers have an option price that is the market price on the date of grant. As a result, any value in these options requires an increase in Ryland’s stock price in the future and therefore, an increasing Total Shareholder Return. This ties the value of equity-based compensation to Ryland’s earnings performance and the realization of increased stockholder value. In 2012, we continue to use profitability as the key measurement for payment of incentive compensation.

Please read the “Compensation Discussion and Analysis” beginning on page 13 for additional details about our executive compensation programs and specifically, we have summarized the pay-for-performance focus of our executive compensation programs in the sections on pages 14 through 18 of this Proxy Statement.

The Compensation Committee continually reviews our named executive officers’ incentive compensation programs to assure that these programs align our executive compensation structure with Ryland’s achievement of improved profitability as well as with our stockholders’ interests. As a result of this review process, the Compensation Committee has designed our executive compensation program to align our executives’ interests with our stockholders’ long-term interests in this challenging environment for the homebuilding industry. Highlights of our executive compensation program include the following:

•	Our executives’ compensation consists primarily of performance-based incentive and equity awards subject to vesting requirements and our executives are not eligible for guaranteed bonuses;

•

Our named executive officers did not receive an increase in their base salary in 2009, 2010 or 2011 other than in connection with increases resulting from the promotions of Messrs. Nicholson and Skelly;

•

Adjusting for the impact of Messrs. Nicholson’s and Skelly’s promotions, our total compensation for our named executive officers has been relatively consistent over the last three years, with a modest increase in 2010 as our operating performance started to improve, and lower levels of compensation in 2011 despite continued improvement in our results. The changes in compensation have generally been consistent with movement in Ryland’s Total Shareholder Return over the same period;

•

We have adjusted our identified performance measures as appropriate to meet Ryland’s strategic goals and objectives during changing market conditions, using cash from operating activities as the performance measure during the economic downturn to preserve the strength of Ryland’s balance sheet and financial position pending a recovery, and returning in 2010 to adjusted consolidated net earnings as our pay-for-performance measurement to focus on an increased level of profitability and the enhancement and improvement of our operational and financial results;

•

We have voluntarily adopted key governance reforms anticipated in future SEC rulemaking, such as the adoption of a Clawback Policy that entitles us to recover incentive payments from executives who engage in certain misconduct as well as hedging restrictions and engaging an independent compensation consultant; and

•

We update our policies and procedures consistent with good corporate governance including adopting, after receiving input from our stockholders, policies relating to severance and extraordinary retirement benefits for our senior executives.

We are asking our stockholders to indicate their support for our named executive officer compensation program as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their view on our named executive officers’ compensation.

For the reasons discussed above, the board recommends that you vote FOR this proposal and requests your approval of the following resolution:

“RESOLVED, that the compensation paid to Ryland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this Proxy Statement, is hereby APPROVED.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the independent registered public accounting firm to audit Ryland’s consolidated financial statements for the fiscal year ending December 31, 2012 and, therefore, recommends stockholder approval of the ratification of Ernst & Young LLP to act as Ryland’s independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting of Stockholders and will be available to respond to appropriate questions and, if they desire, to make a statement.

Neither Maryland or federal law, nor Ryland’s organizational documents require stockholder ratification of the appointment of Ernst & Young LLP as Ryland’s independent registered public accounting firm. Ryland is requesting ratification to enhance corporate governance. If Ryland’s stockholders do not ratify the appointment, the Audit Committee will evaluate its appointment of Ernst & Young LLP, but may still retain them.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS RYLAND’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2012 FISCAL YEAR.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon Ryland’s review of forms and reports filed and submitted to Ryland during 2011 for any person subject to Section 16 of the Exchange Act, there were no persons who failed to file reports required by Section 16(a) of the Exchange Act on a timely basis during 2011.

STOCKHOLDERS’ PROPOSALS AND COMMUNICATIONS WITH DIRECTORS

Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders of Ryland must be received by Ryland on or before November 12, 2012, and must comply with the applicable rules of the SEC in order to be included in Ryland’s Proxy Statement and proxy relating to the 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act. In addition, in order for a stockholder proposal or Director nomination outside of Rule 14a-8 of the Exchange Act to come before the 2013 Annual Meeting of Stockholders, proposals and nominations must be made in accordance with Ryland’s Bylaws, which require appropriate notice to Ryland of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders’ Meeting. If less than 100 days’ notice of the date of the Annual Stockholders’ Meeting is given by Ryland, then Ryland must receive notice of the nomination or the proposal not later than the close of business on the 10th day following the date Ryland first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2013 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April, 2013, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with Ryland’s Bylaws.

Stockholders and any interested parties may send correspondence to the Board of Directors or to any individual Director at the following address: The Ryland Group, Inc., c/o Corporate Secretary, 3011 Townsgate Road, Suite 200, Westlake Village, California 91361. Communications may also be sent via Ryland’s Web Site at www.ryland.com under the “Investors” tab. If applicable, the communication should indicate that the sender is a stockholder. Based on procedures approved by the Nominating and Governance Committee, the Corporate Secretary will retain and not send to Directors communications that are purely promotional or commercial in nature, or other topics that clearly are unrelated to Director responsibilities. These types of communications will be logged and filed but not circulated to Directors. The Corporate Secretary will review and log all other communications and subsequently deliver them to the specified Directors.

OTHER MATTERS

If any other business should come before the meeting, the proxy holders will vote according to their discretion.

ANNUAL MEETING OF STOCKHOLDERS OF THE RYLAND GROUP, INC. April 25, 2012 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report on Form 10-K are available at - http://investor.shareholder.com
/ryl/sec.cfm Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: William L. Jews Ned Mansour Robert E. Mellor Norman J. Metcalfe Larry T. Nicholson Charlotte St. Martin Robert G. van Schoonenberg 2. Advisory vote to approve named executive officers' compensation. 3. Ratification of the appointment of Ernst & Young LLP as Ryland's independent registered public accounting firm for the fiscal year ending December 31, 2012. 4. In their discretion upon other business as may properly come before the meeting. This proxy is solicited on behalf of the Board of Directors of The Ryland Group, Inc. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" the election of Directors, and "FOR" proposals 2 and proposal 3. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. x Please detach along perforated line and mail in the envelope provided. 20730300000000000000 9 042512

0 – 14475 THE RYLAND GROUP, INC. Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders _ April 25, 2012 The undersigned stockholder of The Ryland Group, Inc. (the "Corporation") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 12, 2012, and constitutes and appoints LARRY T. NICHOLSON, Chief Executive Officer of the Corporation, and TIMOTHY J. GECKLE, Secretary of the Corporation, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on Wednesday, April 25, 2012 at 8:00 a.m., local time, and at any adjournments thereof. This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Corporation's Retirement Savings Opportunity Plan (the "Plan"). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:00 p.m. on April 20, 2012, the Plan's Trustee will vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from other Plan participants who provide direction on the voting of their shares. (Continued and to be signed on the reverse side.)